As filed with the Securities and Exchange Commission on November 26, 2013

Registration No. 333-189845

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Pre-Effective Amendment No. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANWEALTH MINERALS CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware	1000	27-2288541
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1376 Perrot Boulevard, Ile Perrot, Quebec, Canada J7V 7P2
(514) 425-2020
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Garth McIntosh
Chief Executive Officer
Canwealth Minerals Corporation
1376 Perrot Boulevard, Ile Perrot, Quebec, Canada J7V 7P2
(514) 425-2020
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Alan C. Ederer, Esq.
Westerman Ball Ederer Miller & Sharfstein, LLP
1201 RXR Plaza
Uniondale, NY 11556
Telephone: (516) 622-9200
Facsimile: (516) 622-9212

Approximate date of commencement of proposed sale to the public: As soon as practical after this registration statement is declared effective by the SEC.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.0001 per share	15,000,000	$1.00	$15,000,000	$2,046.00

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock as may be issued as a result of stock splits, dividends and combinations.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See Risk Factors, beginning on page 3.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED NOVEMBER 26, 2013

PRELIMINARY PROSPECTUS

CANWEALTH MINERALS CORPORATION

Up to 15,000,000 Shares of Common Stock

We are selling up to 15,000,000 shares of our common stock, par value $0.0001 per share.

This is our initial public offering, and no public market currently exists for our common stock. Upon completion of this offering, we will attempt to have our common stock quoted on the Over-the-Counter Bulletin Board, or the OTC. To be quoted on the OTC, a market maker must apply to make a market in our common stock. As of the date of this prospectus, we have not made any arrangements with any market makers to quote our shares, and there is no guarantee that our shares will ever be quoted on the OTC.

The offering is being made on a self-underwritten, “best efforts” basis. The shares will be sold on our behalf by our Chief Executive Officer, Garth McIntosh. He will not receive any commissions or proceeds for selling the shares on our behalf. There is no minimum number of shares required to be purchased by each investor.

All of the shares being registered for sale hereby will be sold at a price per share of $1.00 for the duration of the offering. Assuming all shares being offered are sold, we will receive $15,000,000 in gross proceeds. There is no minimum amount we are required to raise from this offering and any funds received will be immediately available to us. There is no guarantee that this offering will successfully raise enough funds to institute our business plan. Additionally, there is no guarantee that a public market will ever develop and you may be unable to sell your shares.

Shares Offered by the Company	Price to the Public	Selling Agent Commissions	Proceeds to the Company
Per Share	$1.00	Not applicable	$1.00
Minimum Purchase	None	Not applicable	Not applicable
Total (15,000,000 shares)	$15,000,000	Not applicable	$15,000,000

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. The information in this prospectus is not complete and may be changed.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.  The shares being offered by this prospectus will be offered for a period not to exceed two years from the original effective date of this prospectus.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.

An investment in our common stock involves a high degree of risk. We urge you to read carefully the “Risk Factors” section beginning on page 3, where we describe specific risks associated with an investment in Canwealth Minerals Corporation and these securities, before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2013.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	3

USE OF PROCEEDS	9

DETERMINATION OF OFFERING PRICE	9

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES	10

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	11

DESCRIPTION OF BUSINESS	12

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	22

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	29

MANAGEMENT	30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31

PLAN OF DISTRIBUTION	32

DESCRIPTION OF SECURITIES	34

INTEREST OF NAMED EXPERTS AND COUNSEL	34

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	35

ABOUT THIS PROSPECTUS	35

WHERE YOU CAN FIND MORE INFORMATION	35

VALIDITY OF COMMON STOCK	36

TRANSFER AGENT	36

EXPERTS	36

INCORPORATION BY REFERENCE	36

FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of this offering.  Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus or included as exhibits to the registration statement that contains this prospectus.  This summary may not contain all of the information that may be important to you.  We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information attached to this prospectus, before making an investment decision.

All references in this prospectus to “Canwealth,” “we,” “us,” “our,” “the Company” or “our Company” refer to Canwealth Minerals Corporation.

Our Company and Predecessor

USG1, Inc., or USG1, is the predecessor to Canwealth.  USG1 was formed on February 27, 2010 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including selected mergers and acquisitions.  USG1 registered its common stock on a Form 10 registration statement filed pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 12(g) thereof.

Canwealth Minerals Corporation (Canada), or Canwealth Canada, was formed on February 1, 2006 under the laws of the Canada Business Corporations Act.  Canwealth Canada’s mission is to explore the mining claims it has registered in various areas of Northern Quebec, which based on assay reports of preliminary surface samples taken from these sites, has shown to contain traces of various elements such as gold, silver, copper, rare earth elements, or REE, and other minerals.

Prior to the consummation of the merger described in the following paragraph, the stockholders of Canwealth Canada contributed their shares of Canwealth Canada to the Company in exchange for shares of the Company’s common stock.  Accordingly, Canwealth Canada became a wholly-owned subsidiary of the Company.

On February 11, 2013, USG1 and the Company consummated a merger whereby the existing shares of the Company’s common stock converted into USG1 common stock, and the existing USG1 stockholders continued to hold their shares of USG1 common stock.

USG1 succeeded to the mining business and operations of the Canwealth entities and, contemporaneously with the merger, the corporate name “USG1, Inc.” was changed to “Canwealth Minerals Corporation.”

Description of Business

We are an exploration stage company located in Ile Perrot, Quebec, Canada formed for the purposes of acquiring, exploring and, if warranted and feasible, developing commercially viable mineral deposits, including gold, silver, platinum, palladium, base metals and REE, in the Province of Quebec.  We intend to engage in grass roots mineral exploration which includes conventional prospecting, geological and geophysical surveys, applied research and core drilling.

At the present time, our sole activity is acquiring and holding mining claims with respect to six mineral properties located in the lower Grenville province, Abitibi region and the James Bay basin of Quebec.  We have not initiated our exploration program, hired employees, realized any revenues or begun operations or mine development to date.  Our initial focused activity will be to search for viable mineral deposits in Quebec under a Phase 1 program.  Our Phase 2 program is expected to involve staking of additional claims, entering into joint ventures with other mining companies and/or optioning properties in other mining jurisdictions in Canada.  Our Phase 3 program is expected to involve taking the Company on an international level in a quest for viable mineral deposits.

Following the offering, a leadership team will be assembled in the form of an exploration team which will be actively conducting fieldwork and assessments and assembling data to support new approaches that will expand the scope of our exploration projects. This exploration team will consist of a core group of experienced geologists and geoscientists, mining engineers, consultants and mineral research institutions, all committed to the quest of determining the mineral source(s) of our properties.

Risk Factors

An investment in the shares of our common stock involves a high degree of risk and may not be an appropriate investment for persons who cannot afford to lose their entire investment.  For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 3 of this prospectus.

The Offering

We are offering a total of up to 15,000,000 shares of our common stock.  For a complete description of the terms and conditions of our common stock, you are referred to the section in this prospectus entitled “Description of Securities.”

Shares of Common Stock offered	15,000,000

Shares of Common Stock outstanding before the offering (1)	50,769,231

Shares of Common Stock outstanding after the offering	65,769,231

(1)	This number does not include 100,000 shares of our common stock issuable upon conversion of an outstanding convertible promissory note issued by us.

The shares being offered by this prospectus will be offered for a period not to exceed two years from the original effective date of this prospectus.

Use of Proceeds

We expect to use the proceeds that we receive from the sale of securities offered hereby to repay outstanding indebtedness and for general working capital purposes.  See the section herein entitled “Use of Proceeds” for more information.

Principal Office, Telephone Number and Internet Address

Our principal executive office is located at 1376 Perrot Boulevard, Ile Perrot, Quebec, Canada J7V 7P2.  Our telephone number is (514) 425-2020 and our internet address is www.canwealthminerals.com.

RISK FACTORS

The purchase of shares of our common stock is very speculative and involves a very high degree of risk.  An investment in our Company is suitable only for the persons who can afford the loss of their entire investment.  Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to our securities.

Risks Relating to Our Business

We are an exploratory stage company and have a limited history of operations, making an evaluation of us extremely difficult. At this stage, even with our good faith efforts, there is nothing on which to base an assumption that we will become profitable or generate any significant amount of revenues.

We have only a limited operating history on which you can evaluate our business, financial condition and operating results. We have not yet recognized revenues from our operations, and since our inception we have incurred significant operating losses and negative cash flows.  We have been focused on organizational, start-up activities and business plan development since we incorporated.  There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, demand for our product, the level of our competition and our ability to attract and maintain key management and employees.  If we cannot achieve operating profitability, we may not be able to meet our working capital requirements, which will have a material adverse effect on our operating results and financial condition.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

The report of our independent auditors dated July 3, 2013 on our consolidated financial statements for the year ended December 31, 2012 included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Our auditors’ doubts are based on our incurring significant losses from operations and our working capital deficit position. Our ability to continue as a going concern will be determined by our ability to obtain additional funding in the short term to enable us to realize the commercialization of our planned business operations. Our financial statements do not include any adjustments that might result from the outcome of this uncertain.

We are an “emerging growth company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.  As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.

Due to the speculative nature of mineral property exploration, there is substantial risk that no commercially viable mineral deposits will be found on the properties on which we currently own mining claims or other mineral properties that we acquire.

In order for us to even commence mining operations we face a number of challenges which include finding qualified professionals to conduct our exploration program, obtaining adequate financing to continue our exploration program, locating a viable mineral body, partnering with a senior mining company, and ultimately selling minerals in order to generate revenue.  Moreover, exploration for commercially viable mineral deposits is highly speculative in nature and involves substantial risk that no viable mineral deposits will be located on any of our present or future mineral properties. There is a substantial risk that the exploration program that we will conduct on our mining claims may not result in the discovery of any significant mineralization, and therefore no commercial viable mineral deposit. There are numerous geological features that we may encounter that would limit our ability to locate mineralization or that could interfere with our exploration programs as planned, resulting in unsuccessful exploration efforts. In such a case, we may incur significant costs associated with an exploration program, without any benefit. This would likely result in a decrease in the value of our common stock.

Due to the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or may elect not to insure.  We currently have no such insurance nor do we expect to obtain such insurance for the foreseeable future.  If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets and cease operations, resulting in the loss of your entire investment.

Our activities are subject to governmental regulations which may subject us to penalties for failure to comply, may limit our ability to conduct exploration activities and could cause us to delay or abandon our projects.

Various regulatory requirements affect the current and future activities of the Company, including exploration activities on our mining claims.  Failure to comply with applicable laws, regulations, and licensing requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing exploration activities to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.  Parties engaged in mining activities may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

Any change in or amendments to current laws, regulations and permits governing activities of mineral exploration companies, or more stringent implementation thereof, could require increases in exploration expenditures, or require delays in exploration or abandonment of new mineral properties. The cost of compliance with changes in governmental regulations has a potential to increase the Company’s expenses.

Because we are subject to compliance with environmental regulation, the cost of our exploration program may increase.

Our operations may be subject to environmental regulations promulgated by government agencies from time to time. Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain exploration and mining industry operations which would result in environmental pollution.  A breach of such legislation may result in the imposition of fines and penalties.  Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Competition in the mineral exploration and prospecting industry is intense, and we have limited financial and personnel resources with which to compete.

Competition in the mineral exploration and prospecting industry is intense. Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for gold and other precious metals on a global basis. We are an insignificant participant in the gold industry due to our limited financial and personnel resources. We presently operate with a sole employee, and anticipate that we will compete with other companies in our industry to hire additional qualified personnel which will be required to successfully operate our Company. We may be unable to attract the necessary investment capital or personnel to fully develop our marketing and business plan. Consequently, our revenues, operations and financial condition could be materially adversely affected.  However, while we compete with other exploration companies, there is no competition for the exploration or removal of minerals from our mining claims.

The market prices for gold and other precious metals are based on numerous factors beyond our control and, in general, are volatile.

The gold and precious metals industry is intensely competitive, resulting in a great deal of price volatility.  Even if we have the ability to market commercial quantities of gold and other mineral resources, prevailing prices could limit our ability to earn a profit for the sale of those resources. Factors beyond our control may affect the marketability of minerals, including international, economic and political trends, expectations of inflation, global and regional supply and demand and consumption patterns, metal stock levels maintained by producers and others, the availability and cost of metal substitutes, currency exchange fluctuations, inflation rates, interest rates, speculative activities and increased production due to improved mining and production methods.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital and you may lose your entire investment in this offering.

The loss or unavailability to the Company of Mr. McIntosh’s services would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements, which could result in a loss of your investment.

Our business plan is significantly dependent upon the abilities and continued participation of Garth McIntosh, our president and chief executive officer. It would be difficult to replace Mr. McIntosh at such an early stage of development. The loss by or unavailability to us of Mr. McIntosh’s services would have an adverse effect on our business, operations and prospects.  In the event that we are unable to locate or employ personnel to replace Mr. McIntosh, we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

Current management’s lack of experience in operating a public company could impact your return on investment, if any.

As a result of our reliance on Mr. McIntosh, and his lack of experience in operating a public company, our investors are at risk in losing their entire investment. Mr. McIntosh intends to hire personnel in the future, when sufficiently capitalized, who would have the experience required to manage our Company. Such management is not anticipated until the occurrence of future financing.  Until such a future offering occurs, and until such management is in place, we are reliant upon Mr. McIntosh to make the appropriate management decisions.

Current management’s lack of experience in and/or with mining and, in particular, mineral exploration activity, means that it is difficult to assess, or make judgments about, our potential success.

Mr. McIntosh does not have any prior experience with and has never been employed in the mining industry.  With no direct training or experience in exploring for, starting, and/or operating a mine, Mr. McIntosh may not be fully aware of many of the specific requirements related to mineral exploration, let alone the overall mining industry as a whole.  Consequently, our operations, earnings, and ultimate financial success could be negatively impacted due to Mr. McIntosh’s future decisions or lack of sophistication or experience in this particular industry.  As a result, if we do obtain the funding or other means to implement a bona fide mineral exploration program, such program will likely have to be implemented and carried out by joint venturers, partners or independent contractors who would have the requisite mineral exploration experience and know-how that we currently lack.

We will require additional financing in order to implement our business plan. In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of your investment.

To fully implement our business plan, we will require substantial additional funding following this offering. We plan to raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

Our officers and directors are entitled to indemnification and limitation of liability under our organizational documents and applicable law.

Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our certificate of incorporation provides, however, that our officers and directors shall have no personal liability to us or our stockholders for damages for any breach of duty owed to us or our stockholders, unless they breached their duty of loyalty, did not act in good faith, knowingly violated a law, or received an improper personal benefit.  Our certificate of incorporation and bylaws also provide for the indemnification by us of our officers and directors against any losses or liabilities they may incur by reason of their serving in such capacitates, provided that they do not breach their duty of loyalty, act in good faith, do not knowingly violate a law, and do not received an improper personal benefit.

We may be unable to comply with disclosure controls and procedures necessary to make required public filings.

We currently have no full-time employees other than our Chief Executive Officer, although we intend to add personnel following this offering. Given our limited personnel, we may be unable to maintain effective controls to insure that we are able to make all required public filings in a timely manner. If we are successful in having our common stock listed on a stock exchange or quotation service, and if we do not make all public filings in a timely manner, our shares of common stock may be delisted and we could also be subject to regulatory action and/or lawsuits by stockholders.

Sarbanes-Oxley and federal securities laws reporting requirements can be expensive.

As a public reporting company, we will be subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Exchange Act, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders, are significant and may increase in the future.

Risks Relating to Our Common Stock

A significant amount of our common stock is held by a few stockholders.

As of the date of this prospectus, ICBS, Ltd. and Radcor Inc. hold 38,648,077 (or approximately 76.12%) and 5,521,154 (or approximately 10.88%), respectively, of our outstanding shares of common stock and could, therefore, have a significant influence on us. Garth McIntosh, our President, Chief Executive Officer and Chairman of the Board, is the president, director and a principal shareholder of ICBS, Ltd.

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price, resulting in a loss of your investment.

As of the date of this prospectus, there is no public market for our common stock. Although we have been in contact with an authorized OTC market maker for sponsorship of our securities on the OTC, we have not made any arrangements to do so and our attempts to do so may be unsuccessful.  If our securities are not quoted on the OTC or elsewhere, a market may not develop for the common stock or a market in the common stock may not be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason.

Further issuances of equity securities may be dilutive to current stockholders.

It is likely that we will be required to seek additional capital in the future. This capital funding could involve one or more types of equity securities, including convertible debt, common or convertible preferred stock and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then market price for our common stock. Any issuance of additional shares of our common stock will be dilutive to existing stockholders and could adversely affect the market price of our common stock.

Our certificate of incorporation grants the board of directors the power to designate and issue additional shares of preferred stock.

Our certificate of incorporation grants our board of directors authority to, without any action by our stockholders, designate and issue, from our authorized capital, shares in such classes or series as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of preferred stock that may be issued could be superior to the rights of the common stock offered hereby.  Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the shares of common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of our stockholders and may dilute our book value.

Because our common stock is deemed a low-priced “penny stock,” an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	deliver to the customer, and obtain a written receipt for, a disclosure document;

•	disclose certain price information about the stock;

•	disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

•	send monthly statements to customers with market and price information about the penny stock; and

•	in some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

The trading price of our common stock may fluctuate significantly due to factors beyond our control.

If an active trading market develops for our common stock, the trading price will be subject to significant fluctuations in response to numerous factors, including:

•	Variations in anticipated or actual results of operations;

•	Announcements of new products or technological innovations by us or our competitors;

•	Changes in earnings estimates of operational results by analysts;

•	Inability of market makers to combat short positions on the stock;

•	Inability of the market to absorb large blocks of stock sold into the market; and

•	Comments about us or our markets posted on the Internet.

Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our stockholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

We do not intend to pay dividends on our common stock.

We have never paid or declared any cash dividends on our common stock and intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares of common stock unless they sell them.

USE OF PROCEEDS

We will receive net proceeds from this offering of approximately $14,875,000, assuming an initial public offering price of $1.00 per share and after deducting estimated offering expenses.

We expect to use the net proceeds that we receive from the sale of securities offered hereby to repay outstanding indebtedness and for general working capital purposes.  The loans and advances that we would seek to repay with the net proceeds of this offering are as follows:

•
loan in the principal amount of 20,000 Canadian Dollars, or CAD (US$20,102), evidenced by a convertible promissory note issued by Canwealth to a non-affiliate, which loan bears interest at a rate of 20% per annum and matures on December 31, 2013;*

•
loans in the principal amounts of CAD14,000 (US$13,577) and CAD2,200 (US$2,134), evidenced by promissory notes issued by Canwealth to an agent of ours as payment for the acquisition of mining claims.  Such notes are non-interest bearing and have a maturity date of August 26, 2014 and November 1, 2014, respectively;**

•
loans in the aggregate principal amount of $67,672 from Canwealth shareholders (including $46,644 reflecting a loan and transferred assets from ICBS Ltd., our largest stockholder), which loans are non-interest bearing and payable on demand; and

•	advance in the amount of $26,145 from a non-affiliate of Canwealth, which does not bear interest or have a stated maturity date.

*    Amount shown in United States Dollars in parentheses reflects the conversion rate existing as of December 31, 2012.
**  Amounts shown in United States Dollars in parentheses reflect the conversion rate existing as of September 30, 2013.

DETERMINATION OF OFFERING PRICE

The offering price of the shares has been determined arbitrarily by us.  The price does not bear any relationship to our assets, book value, potential earnings, or other established criteria for valuing a company. However, in determining the initial public offering price of the shares we considered several factors including the following:

•	our start up status;

•	prevailing market conditions, including the history and prospects for the industry in which we compete;

•	our future prospects;

•	our capital structure;

•	cash on hand; and

•	the amount of money needed to implement our business plans.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for our common stock.  You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

The price per share to be paid by investors in this offering will be significantly greater than the price per share paid by our existing shareholders.  The difference between our initial public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes dilution to investors in this offering. Our net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following table illustrates the dilution to shares held by new investors in the offering.

Offering price per share	$1.00
Net tangible book value per share before offering	$(0.0039)
Pro forma net tangible book value per share after offering	$0.2251
Increase to existing shareholders in net tangible book value per share after offering	$0.2290
Dilution per share to new investors in the offering	$0.7749

The following table summarizes, as of September 30, 2013, the difference between the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing stockholders of common stock and by the new investors purchasing shares in this offering.  The table below assumes the sale of the 15,000,000 shares offered in this prospectus at an assumed initial public offering price of $1.00 per share and before any deduction of estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price Per Share
	Amount	Percent	Amount	Percent
Original Stockholders	50,769,231	77%	$4,417	0.03%	$0.0001
Public Stockholders	15,000,000	23%	$15,000,000	99.97%	$1.00
Total	65,769,231	100%	$15,004,417	100.00%	$0.2281

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” as that term is used in federal securities laws, about our financial condition, results of operations and business.  Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow.  Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology.

Factors that could cause actual results to differ materially include, but are not limited to:

•	adverse economic conditions,

•	inability to raise sufficient additional capital to operate our business,

•	unexpected costs, lower than expected sales and revenues, and operating deficits,

•	adverse results of any legal proceedings,

•	the volatility of our operating results and financial condition,

•	inability to attract or retain qualified senior management personnel, including sales and marketing personnel,

•	inability to achieve anticipated product sales, and

•	other specific risks that may be referred to in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements.

Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied.  We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus.  Further, the information contained in this document is a statement of our present intention and is based on present facts and assumptions, and may change at any time and without notice, based on changes in such facts or assumptions.

Unless otherwise required by applicable law, we do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

DESCRIPTION OF BUSINESS

The following discussion should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the consolidated financial statements and related notes thereto included in this prospectus.

Description of our Company and Predecessor

USG1, Inc., the predecessor to Canwealth, was formed on February 27, 2010 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including selected mergers and acquisitions.  USG1 had been in the developmental stage since inception and its operations had been limited to issuing shares to its original stockholders and filing a registration statement with the SEC.  USG1 registered its common stock on a Form 10 registration statement filed pursuant to the Exchange Act and Rule 12(g) thereof.

Canwealth Minerals Corporation (Canada), was formed on February 1, 2006 under the laws of the Canada Business Corporations Act.  Canwealth Canada’s mission is to explore and develop the mining claims it has registered in various areas of Northern Quebec, which based on assay reports of preliminary surface samples taken from these sites, has shown to contain traces of various elements such as gold, silver, copper, REE and other minerals.

Prior to the consummation of the merger described in the following paragraph, the stockholders of Canwealth Canada contributed their shares of Canwealth Canada to the Company in exchange for shares of the Company’s common stock.  Accordingly, Canwealth Canada became a wholly-owned subsidiary of the Company.

On August 10, 2012, USG1 entered into an Agreement and Plan of Merger, as amended, or the Merger Agreement, with the Company and Kimi Royer as representative of the USG1 stockholders, pursuant to which the Company would merge with and into USG1 at the closing.  The merger contemplated by the Merger Agreement occurred on February 11, 2013. Upon the closing, the existing shares of Canwealth Delaware common stock converted into 44,169,231 shares of USG1 common stock. The existing USG1 stockholders continued to hold 6,600,000 shares of USG1 common stock.  As consideration for the merger, the Company agreed to pay $50,000 in the aggregate to the participating stockholders of USG1, which shall be payable as follows:

•	$10,000 will be payable upon a registration statement on Form S-1 filed by USG1 being declared effective by the SEC; and

•
$40,000 will be payable upon (i) the filing of a Form 15c2-11 (allowing the submission and publication of quotations by brokers and dealers for certain over-the-counter equity securities) with the SEC by USG1 and (ii) the shares of USG1 common stock being actively traded on a stock exchange or quotation service.

As a result of the merger, USG1 succeeded to the mining business and operations of the Canwealth entities and, contemporaneously with the merger, the corporate name “USG1, Inc.” was changed to “Canwealth Minerals Corporation.”  Prior to the merger, there were no material relationships between USG1 and the Company or between our respective affiliates, directors or officers.  All USG1 pre-merger liabilities were settled prior to closing. Upon the effectiveness of the merger, the existing directors and officers of USG1 each resigned and Garth McIntosh was elected as the sole officer and director of USG1.

At the present time, our sole activity is acquiring and holding mining claims with respect to six mineral properties located in the lower Grenville province, Abitibi region and the James Bay basin of Quebec.  We have not yet generated revenues or begun operations or mine development.  We currently have no employees other than our Chief Executive Officer, although we intend to add personnel following this offering.

Description of our Industry

Overview

According to the Mining Association of Canada, or MAC, the mining industry contributes greatly to Canada’s economic strength, employing 320,000 workers across the country in mineral extraction, smelting, fabrication and manufacturing. The industry’s $35.6 billion contribution to Canada’s gross domestic product in 2011 included $8.5 billion in mineral extraction, and over $27 billion in mineral processing and manufacturing.

Internationally, Canada is one of the leading mining countries and one of the largest producers of minerals and metals. According to the MAC, the industry accounted for 22.8% of the value of Canadian goods exports in 2011, selling a diversified array of minerals abroad. Exports of aluminum, copper, gold, iron and steel, iron ore, nickel, silver, uranium, zinc, diamonds, potash and coal ranged from $1.7 billion to $18.7 billion each.

Canada was the world’s top destination for exploration spending in 2011, hosting 18% of global investment. Australia followed at 13%, the United States at 8% and Mexico at 6%.  Canadian exploration spending is focused in many regions, with a strong interest in the North.

Competition

As mentioned earlier, competition in the gold and precious metals industry for desirable quantities, quality, investment capital and personnel is intense. Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for gold and other precious metals on a global basis. We are an insignificant participant in the gold industry due to our currently limited financial and personnel resources.

Quebec Mining Legislation and Regulation

In Quebec, mining rights are governed by the Mining Act (Quebec) and, subject to limited exceptions, are owned by the province. A mining claim is a mineral right that grants its holder an exclusive right to explore a designated territory for any mineral substances that are part of the public domain, with limited exceptions.  Each claim provides access rights to a parcel of land on which exploration work may be performed.  However, the claim holder cannot access land that has been granted, alienated or leased by the province for non-mining purposes, or land that is the subject of an exclusive lease to mine surface mineral substances, without first having obtained the permission of the current holder of these rights.

At the time of issuing mining claims that lie within the boundaries of a town or on territories identified as province reserves, the Ministère des Ressources naturelles (Ministry of Natural Resources (Quebec)), or the MNR, may impose certain conditions and obligations concerning the work to be performed on the claim.  The MNR also reserves the right to modify these conditions in the public’s interest.

A mining claim remains in force for a term of two years from the date it is registered and may be renewed subject to continued exploration work in relation thereto.  In order to retain title to mining claims, exploration work (or an equivalent value cash payment) has to be completed in advance and filed with the MNR prior to the date of expiry of the claim.  A third party (other than the prior holder of the mining claim) is entitled to acquire a mining claim from the Quebec government 30 days following the expiration of the claim; the prior holder must wait 60 days following expiration to re-acquire a mining claim from the Quebec government.

In Quebec, holders of mining claims must obtain a mining lease from the Quebec government in order to mine and remove valuable mineral substances from the subject land.  A mining lease requires annual rent set by Quebec government regulations, which currently ranges from CAD21.50 per hectare (on privately held land) to CAD45 per hectare (on land owned by the province).  Mining leases are granted for an initial term of 20 years and are renewable up to three times, each for a duration of ten years. After the third renewal, the MNR may grant an extension thereof on the conditions, for the rental and for the term that the MNR determines.

Description of our Business

Canwealth Minerals Corporation is an exploration stage company located in Ile Perrot, Quebec, Canada formed for the purposes of acquiring, exploring and, if warranted and feasible, developing commercially viable mineral deposits, including gold, silver, platinum, palladium, base metals and REE, in the Province of Quebec.  We intend to engage in grass roots mineral exploration which includes conventional prospecting, geological and geophysical surveys, applied research and core drilling.

At the present time, our sole activity is acquiring and holding mining claims with respect to six mineral properties located in the lower Grenville province, Abitibi region and the James Bay basin of Quebec.  We have not initiated our exploration program, hired employees, realized any revenues or begun operations or mine development to date.  Once we become operational, our focused activity will be to search for viable mineral deposits in Quebec under a Phase 1 program.  Our Phase 2 program is expected to involve staking of additional claims, entering into joint ventures with other mining companies and/or optioning properties in other mining jurisdictions in Canada.  Our Phase 3 program is expected to involve taking the Company on an international level in a quest for viable mineral deposits.

We are presently in the exploration stage of our business and we can provide no assurance that any commercially viable mineral deposits exist on our mining claims, that we will discover commercially exploitable levels of mineral resources on our properties, or, if such deposits are discovered, that we will enter into further substantial exploration programs.  Further exploration is required before a final determination can be made as to whether our mining claims possess commercially exploitable mineral deposits. If our claims do not contain any reserves all funds that we spend on exploration will be lost.  Currently, we do not have sufficient funds to enable us to commence or complete our exploration program. We will require financing to commence and complete our exploration program.

Following the offering, a leadership team will be assembled in the form of an exploration team which will be actively conducting fieldwork and assessments and assembling data to support new approaches that will expand the scope of our exploration projects. This exploration team will consist of a core group of experienced geologists and geoscientists, mining engineers, consultants and mineral research institutions, all committed to the quest of determining the mineral source(s) of our properties.

Short-Term Goals

Our short term goals include continuing to seek out properties for staking mining claims, hiring a chief geologist and a mining engineer and, under the guidance of our chief geologist and mining engineer, performing Phase 1 drilling for core samples on our current mining claims. The focus is to develop a mining plan in which the current resources are best used to bring the most value to the Company.  Our actual approach will be highly contingent on the findings and recommendations of our geologist and mining engineer.  Depending on such findings and recommendations, we estimate that our short-term goals will cost approximately $1,100,000-$1,500,000, which we expect to fund with the proceeds of this offering and, if necessary and to the extent available, additional funding from outside investors.  This aggregate cost is comprised of the following estimated amounts:  geological team: $200,000 – 300,000 per year; drilling/exploration: $600,000 – $800,000; administrative costs: $200,000 – 300,000; and assay reports and laboratory services: $100,000.

Mid-Term Goals

As we grow and build our name in our industry, we anticipate seeking partnerships with other mining companies in order to move into full scale mining projects. It takes significant capital to move into this phase in the mining industry, and we realize it will be a huge undertaking to develop all the properties we currently own without outside assistance. We believe it is better to be part of a successful venture by sharing what we currently own, as bringing in other expertise and resources will speed the process. This will elevate our Company to new levels by becoming a known supplier to the world of natural resources, both on the open markets and to users of such materials like lithium or barium, which cover the electronics industry, medicine, military and many other industries.  Since the scope and direction of our mid-term goals will be highly contingent on the recommendations of our geological team and the scale of the mining projects and joint ventures, if any, we ultimately pursue based on our mining partnerships, it is difficult to estimate the cost to achieve our mid-term goals at this time; however, we expect the cost to be substantial and require significant capital.  We expect to fund our mid-term goals with the remaining proceeds of this offering, if any, and additional funding from outside investors, if necessary and to the extent available.

Long-Term Goals

Our long-term goal is to develop different branches to our operations, including building a consulting division which will help other start-up companies looking to break into the mining industry. We feel that once we master the knowledge and experience of building a mining company, we will want to work with others, and thereby become the go-to entity for startups. We believe that, if our business plan is carried out as intended, we will be well positioned to become their initial partners and help these companies attain their goals.

Canwealth Mining Claims – Acquisition and Retention of Title

Each of our mining claims that we intend to explore, which are listed on Annex A attached to this prospectus, were initially acquired by an agent of Canwealth, who subsequently transfers the mining claims to us.  In order to retain title to each mining claim, we are required, within the two-year claim term, to either spend at least CAD1,200 per claim on exploration of the property underlying the claim, or make a CAD1,200 cash payment to the MNR (or, where applicable, an amount equal to the difference between CAD1,200 and the cost of the exploration work performed on the property underlying the claim).  Any amount in excess of CAD1,200 disbursed to perform exploration work on the property may be applied to subsequent terms of the claim.  The expiration date, prior to which we must spend at least CAD1,200 on exploration, with respect to each of our mining claims is set forth in Annex A, which is attached to this prospectus.  Failure to spend the required exploration costs with respect to any claim prior to its expiration date would cause the claim to lapse and we would risk losing our rights to such claim permanently if our agent is not able to re-acquire the claim on our behalf.

We previously held approximately 260 claims for which we paid our agent CAD56 per claim.  Many of those claims lapsed, resulting from our inability to perform the requisite exploration work within the initial two-year term due to a lack of sufficient funding.  The Company elected not to re-acquire many of these mining claims because the land underlying certain claims on mineral properties was designated for other uses by the Quebec government which prohibited or significantly restricted mining activities, or because the Company otherwise believed that exploration of such property was not desirable.  On August 26, 2013, our agent acquired 140 of the lapsed mining claims and transferred such claims to us for an aggregate purchase price of CAD14,000, which amount was paid by issuing a promissory note to our agent.  Such promissory note is non-interest bearing and matures on August 26, 2014.  On November 1, 2013, our agent acquired and transferred to us 22 mining claims (including five previously lapsed mining claims of ours) for an aggregate purchase price of CAD2,200, which amount was paid by issuing a promissory note to our agent.  Such promissory note is non-interest bearing and matures on November 1, 2014.  As a result of the foregoing, we currently own 179 mining claims that we intend to explore with respect to six mineral properties.

Accordingly, to date we have paid, by cash or promissory note, approximately CAD31,000 to acquire, and in some cases re-acquire, our mining claims.  In order for us to comply with the requirement to spend at least CAD1,200 per claim on exploration costs, we will be required to spend at least an additional CAD214,800 in the aggregate on exploration costs with respect to our 179 current mining claims.

Each of our mining claims is a lode claim, entitling us to the minerals within the rocks on the properties subject to our mining claims.  No mining leases or other permits are required at the present time because of the early stage of exploration by Canwealth.  We expect that our future exploration activities will likely require us to obtain mining leases, but the requirement for, and the scope of, any such mining leases or other permits will be contingent on the findings and recommendations of our geological team.  At this early stage, we have not yet identified any current holders of non-mining rights with respect to the parcels of land on which we have mining rights or the extent of permissions or approvals, if any, required from any such holders with respect to our future exploration or mining activities on such land.

Costs and Effects of Compliance with Environmental Laws

In Quebec, the primary provincial regulatory authorities with jurisdiction over the Company's mining operations in respect of environmental matters are the MNR and the Ministry of Sustainable Development, Environment, Wildlife and Parks (Quebec).  We currently have no costs to comply with environmental laws concerning our exploration program.  Our future exploration and mining programs, if any, may subject us to the costs of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible.  Reclamation is the process of bringing the land back to a natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused by exploration or mining activities.  The amount of these remedial costs is not known at this time as we do not know the extent of the exploration or mining programs we will undertake.  These programs will be determined by our exploration team, led by our mining engineer and chief geologist.  Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic mineral deposit is discovered.

Employees

We currently have no employees other than our Chief Executive Officer, Garth McIntosh. We intend to retain the services of geologists, engineers and consultants to determine and conduct the exploration programs on our mining claims.

Description of our Properties

We currently hold 179 mining claims that we intend to explore with respect to six mining properties in Canada – Highland Gold, Highland Gold #2, Lake View, Shadow Mountain, Shining Star and Winsome Lake.  Annex A, which is attached to this prospectus, sets forth the mining claim numbers with respect to each of our properties, as well as the area and expiration date of each mining claim.  All of these mining claims are 100% owned by Canwealth.

Each of our properties is accessible by all-terrain vehicle from a nearby road.  There is currently no infrastructure at any of our properties and, accordingly, resources such as power and water must be brought to the properties by portable means.  Our properties were visited by our former president, though our current management has not personally visited any of the properties.

Our business activities to date have involved only the acquisition of mining claims and conducting assay testing on surface samples.  Surface samples were taken from random locations on the Lake View and Shadow Mountain properties in May 2011 and assay testing was conducted on some of these samples.  Although surface samples are generally drained by weather and the mineral content in such samples is typically low, the assay reports with respect to these samples indicated traces of various elements such as gold, silver, copper, REE and other minerals on these properties.

Our current proposed program is exploratory in nature.  Accordingly, the properties currently are without known reserves.  We do not currently have detailed plans of our intended exploration of the properties, as our exploration program for each property will not be known until our exploration team, led by our mining engineer and chief geologist, conducts a comprehensive sampling and analysis (including a review of the topography and history) of each property.

We own mining claims in the East Bay Gold property located in the James Bay Basin in Quebec, but our future mining activities in such property were recently significantly limited by the Quebec government and we do not expect to renew our mining claims in such property upon their expiration in March 2014.  The East Bay Gold property and our mining claims therein have been excluded from any discussion of our mining claims and mining properties in this prospectus.

Highland Gold and Highland Gold #2

The Highland Gold property is located in the Townships of Poirier and Dalet, approximately 78 kilometers north of Amos, Quebec, while the Highland Gold #2 property is located in the Township of Rainboth, approximately 90 kilometers north of Amos, Quebec.  The Highland Gold and Highland Gold #2 properties are both located in the prolific Abitibi Greenstone Belt zone of the Superior geological province.  The Abitibi Greenstone Belt is one of the largest greenstone belts in the world, developed during the Archean period (3.8-2.5 Ga (billion years)).  This orogenic geological structure, also known as an epithermal or mesothermal vein structure, is considered a highly favorable site for the exploration of gold.

In contrast to Proterozoic rocks, Archean rocks are often heavily metamorphized deep-water sediments, such as greywacke, mudstone, volcanic sediments and banded iron formations and may contain a variety of base metals and REE. Greenstone belts are typical Archean formations, consisting of alternating units of metamorphosed mafic igneous and sedimentary rocks. The meta-igneous rocks were derived from volcanic island arcs, while the metasediments represent deep-sea sediments eroded from the neighboring island arcs and deposited in a forearc basin. Greenstone belts represent sutures between protocontinents.

The Highland Gold and Highland Gold #2 properties were chosen for their lithology and geology.  The distinct tectonic events that occurred in this region host a variety of orogenic gold deposits across the Province of Quebec.  Recent studies by the Ministère des Ressources naturelles et de la Faune (Ministry of Natural Resources and Wildlife (Quebec)), or the MNRW, identified significant mineralized zones in this region.  Based on these studies, we believe that the Highland Gold property is an ideal location for porphyry (Copper-gold-molybdenum) deposits and orogenic gold and VMS (volcanogenic massive sulfide) deposits, and the Highland Gold #2 property is in an ideal location for orogenic gold, platinum and palladium.  The locations of these properties present opportunities for further expansion to surrounding areas.

The work to be performed with respect to the Highland Gold and Highland Gold #2 properties is exploratory in nature.  Accordingly, the properties currently are without known mineral reserves.

Lake View

The Lake View property is located in the regional county of Abitibi, 55 kilometers northwest of Amos, Quebec in the prolific Abitibi Greenstone Belt. The Lake View property was chosen for its lithology and geology. Recent studies by the MNRW identified significant mineralized zones in the region.  Based on these studies and the results of the assay testing conducted on surface samples taken from this property, we believe that the Lake View property is highly favorable for the exploration of porphyry (Copper-gold-molybdenum) deposits and orogenic gold, platinum and palladium and VMS (volcanogenic massive sulfide) deposits, and presents opportunities for expansion to the south and east.

The work to be performed with respect to the Lake View property is exploratory in nature.  Accordingly, the property currently is without known mineral reserves.

Shadow Mountain

The Shadow Mountain project is located in the Township of Ripon, well within a VMS zone of the Grenville orogeny. This geological formation is considered a highly favorable site for exploration for gold, silver, copper, nickel, PGE (platinum group elements) and REE, a point corroborated by the assay testing conducted on surface samples taken from this property.

The work to be performed with respect to the Shadow Mountain property is exploratory in nature.  Accordingly, the property currently is without known mineral reserves.

Shining Star

The Shining Star property is located in the Township of Sainte-Dominique-du-Rosaire, north of Amos Quebec in the prolific Abitibi Greenstone belt zone of the Grenville orogeny. The Shining Star property location was chosen for its lithology and geology.  This geological formation is considered a highly favorable site for exploration for gold, silver, copper, nickel and PGE, and we believe that the Shining Star property is in an ideal location of orogenic gold deposits. This location presents opportunities for further expansion to the north and west.

The work to be performed with respect to the Shining Star property is exploratory in nature.  Accordingly, the property currently is without known mineral reserves.

Winsome Lake

The Winsome Lake project is located in the Township of Antoine-Labelle, well within a VMS zone of the Grenville orogeny. This geological formation is considered a highly favorable site for exploration for gold, silver, copper, nickel, PGE and REE.

The work to be performed with respect to the Winsome Lake property is exploratory in nature.  Accordingly, the property currently is without known mineral reserves.

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•
disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.  As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Legal Proceedings

There are no material pending legal proceedings to which we or our subsidiary is a party or of which any of our, or our subsidiary’s, property is the subject.

Market Price and Dividends on Common Equity and Related Stockholder Matters

On October 20, 2012, we received a CAD20,000 (US$20,102) loan from a non-affiliate which was evidenced by a convertible promissory note due on January 20, 2013 (the maturity date was later extended to December 31, 2013).  This promissory note bears interest at a rate of 20% per annum and is immediately convertible into 100,000 shares of our common stock.  As of September 30, 2013, the principal balance of the convertible promissory note was $19,396, and accrued interest thereunder was $4,000.

Also, during the nine months ended September 30, 2013, we received advances of $28,550 from the same party for working capital purposes. As of September 30, 2013, the principal balance of such advances was $26,145.  The above advances are non-interest bearing and payable on December 31, 2013.

On August 26, 2013, we issued a promissory note in the principal amount of CAD14,000 (US$13,577) to an agent of the Company as consideration for our re-acquisition of 140 mining claims which previously lapsed.  The promissory note is non-interest bearing and has a maturity date of August 26, 2014.

On November 1, 2013, we issued a promissory note in the principal amount of CAD2,200 (US$2,134) to an agent of the Company as consideration for the transfer of 22 mining claims to us (some of which were previously lapsed mining claims of ours).  The promissory note is non-interest bearing and has a maturity date of November 1, 2014.

As of November 22, 2013, there were approximately 46 holders of record of our common stock.

We do not have an equity compensation plan in effect as of the date hereof.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our unaudited condensed consolidated financial statements and related notes thereto included in this prospectus.

Results of Operations

Comparison of Results of Operations for the nine months ended September 30, 2013 and 2012

We reported a net loss of $61,175 during the nine months ended September 30, 2013 and a net loss of $27,305 during the nine months ended September 30, 2012.

General and administrative expenses were $60,547 for the nine months ended September 30, 2013. General and administrative expenses for the nine months ended September 30, 2012 were $27,248. During the nine month period ended September 30, 2013, Canwealth Minerals Corporation completed the merger with USG1, and as a result, incurred legal and professional fees. The $48,434 of operating expenses was primarily due to legal and accounting fees. In the prior year, there were very little transactions that occurred during the same nine month period ended September 30, 2012.

The following chart summarizes operating expenses and other income and expenses for the nine months ended September 30, 2013 and 2012:

	For the nine months ended September 30, 2013	For the nine months ended September 30, 2012
Revenue	$-	$-
OPERATING EXPENSES:
Selling, general and administrative	60,547	27,248
Total operating expenses	60,547	27,248

Loss from operations	(60,547)	(27,248)

OTHER INCOME (EXPENSE):
Interest (expense) income	(628)	(57)

Loss before provision for income taxes	(61,175)	(27,305)
Provision for income taxes :
Current	-	-
Deferred	-	-
Total income taxes	-	-

NET LOSS	$(61,175)	$(27,305)
Cumulative translation gain (loss)	6,583	(2,216)

Comprehensive loss	$(54,592)	$(29,521)

Comparison of Results of Operations for the three months ended September 30, 2013 and 2012

We reported a net loss of $20,529 during the three months ended September 30, 2013 and a net loss of $26,819 during the three months ended September 30, 2012.

General and administrative expenses were $20,499 for the three months ended September 30, 2013. General and administrative expenses for the three months ended September 30, 2012 were $26,801.

The following chart summarizes operating expenses and other income and expenses for the three months ended September 30, 2013 and 2012:

	For the three months ended September 30, 2013	For the three months ended September 30, 2012
Revenue	$-	$-
OPERATING EXPENSES:
Selling, general and administrative	20,499	26,801
Total operating expenses	20,499	26,801

Loss from operations	(20,499)	(26,801)

OTHER INCOME (EXPENSE):
Interest (expense) income	(30)	(18)

Loss before provision for income taxes	(20,529)	(26,819)
Provision for income taxes :
Current	-	-
Deferred	-	-
Total income taxes	-	-

NET LOSS	$(20,529)	$(26,819)
Cumulative translation gain (loss)	(1,109)	4

Comprehensive loss	$(21,638)	$(26,815)

Comparison of Results of Operations for the Years Ended December 31, 2012 and 2011

We have received no income and have incurred operating expenses for general corporate upkeep and accounting fees. Since there is minimal cash on hand, we will be reliant on the additional capital from existing shareholders or will need to issue more shares to continue as a going concern.

General and administrative expenses for the year ended December 31, 2012 totaled $164,946 compared to $18,597 for the year ended December 31, 2011. The increase resulted primarily from an increase in business taxes as well as an increase in professional fees incurred in 2012 related to our public company filing obligations and management fees.

Interest expense for the year ended December 31, 2012 was $4,115 as compared to $23 for the year ended December 31, 2011. The increase was due to interest on a new loan in 2012.

The following chart summarizes operating expenses and other income and expenses for the years ended December 31, 2012 and 2011:

	For the year ended December 31, 2012	For the year ended December 31, 2011
Revenue	$-	$-
OPERATING EXPENSES:
Selling, general and administrative	164,946	18,597
Total operating expenses	164,946	18,597

Loss from operations	(164,946)	(18,597)

OTHER INCOME (EXPENSE):
Interest expense	(4,115)	(23)

(Loss) income before provision for income taxes	(169,061)	(18,620)
Provision for income taxes :
Current	-	-
Deferred	-	-
Total income taxes	-	-

NET (LOSS) INCOME	$(169,061)	$(18,620)
Cumulative translation (loss) gain	(1,324)	295

Comprehensive loss	$(170,385)	$(18,325)

Liquidity and Capital Resources

The accompanying unaudited condensed consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern. As of September 30, 2013, the Company had a deficit accumulated during exploration stage of $254,236 and has incurred significant operating losses and negative cash flows.  For the nine months ended September 30, 2013, the Company sustained a net loss of $61,175 compared to a net loss of $27,305 for the nine months ended September 30, 2012.

As mentioned earlier, to date we have paid, by cash or promissory note, approximately CAD31,000 to acquire (and in some cases re-acquire) our mining claims, and we expect to pay at least an additional CAD214,800 in the aggregate on mandated exploration costs with respect to our 179 current mining claims that we intend to explore.  We expect our material commitments for capital expenditures in the foreseeable future to relate to securing and maintaining mining claims, and the exploration of our mining properties.  Beyond the commitments mentioned above, we will not know the extent of our future material commitments until our exploration team is engaged and develops our business plan.

We have not yet recognized revenues from our operations. If the proceeds of this offering are insufficient to pay these material commitments, we will need additional financing which may take the form of equity or debt. In the event we are not able to increase our working capital, we will not be able to implement or may be required to delay all or part of our business plan, and our ability to attain profitable operations, generate positive cash flows from operating and investing activities and materially expand the business will be materially adversely affected.

The accompanying unaudited condensed consolidated financial statements do not include any adjustments relating to the classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the company be unable to continue in existence.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources, that is material to investors.

Inflation

We do not believe our business and operations have been materially affected by inflation.

Critical Accounting Policies

Financial Reporting Release No. 60, published by the SEC, recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. While all these significant accounting policies impact our consolidated financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates.

We believe that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

As an “emerging growth company,” we have elected to opt-in to the extended transition period for new or revised accounting standards.  As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Our critical accounting policies are as follows:

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. There was no effect of implementing 605-25 on the Company's financial position and results of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the Unites States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalent

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At September 30, 2013 and December 31, 2012 cash consists of a checking account.

Mine Exploration and Development Costs

The Company accounts for mine exploration costs in accordance with Accounting Standards Codification 932, Extractive Activities. All exploration expenditures are expensed as incurred. Mine development costs are capitalized until production, other than production incidental to the mine development process, commences and are amortized on a units of production method based on the estimated proven and probable reserves. Mine development costs represent costs incurred in establishing access to mineral reserves and include costs associated with sinking or driving shafts and underground drifts, permanent excavations, roads and tunnels. The end of the development phase and the beginning of the production phase takes place when construction of the mine for economic extraction is substantially complete. Coal extracted during the development phase is incidental to the mine’s production capacity and is not considered to shift the mine into the production phase. Amortization of capitalized mine development is computed based on the estimated life of the mine and commences when production, other than production incidental to the mine development process, begins. From February 1, 2006 (date of inception) through September 30, 2013, the Company had not incurred any mine development costs.

Mine Properties

The Company accounts for mine properties in accordance with Accounting Standard Codification 930, Extractive Activities-Mining. Costs of acquiring mine properties are capitalized by project area upon purchase of the associated claims.  Mine properties are periodically assessed for impairment of value and any diminution in value. Our mining properties as of September 30, 2013 and December 31, 2012 presented as intangible assets of $23,688 and $13,138, respectively.  The Company had nine mineral properties as of December 31, 2012, but many of our mining claims on mineral properties subsequently lapsed, resulting from the Company’s inability to perform the requisite exploration work within the initial two-year term due to a lack of sufficient funding. The Company elected not to re-acquire many of these mining claims because the land underlying certain claims on mineral properties was designated for other uses by the Quebec government which prohibited or significantly restricted mining activities, or because the Company otherwise believed that exploration of such property would not be desirable. Although the Company re-acquired many of the lapsed mining claims, the number of mineral properties was reduced from nine to five properties as of September 30, 2013.  On November 1, 2013, the Company acquired additional mining claims (including some previously lapsed claims), increasing the number of mineral properties from five to six properties.

Share-Based Payments

The Company accounts for its stock based compensation under ASC 718 “Compensation - Stock Compensation” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. To date, the Company has not adopted a stock option plan nor granted any stock options.

Income Taxes

Income taxes are accounted for under the assets and liabilities method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Net Loss Per Share, basic and diluted

The Company has adopted Accounting Standards Codification Subtopic 260-10, Earnings Per Share (“ASC 260-10) specifying the computation, presentation and disclosure requirements of earning per share information. Basic loss per share has been computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. There were no diluted shares as of September 30, 2013 and December 31, 2012.

Derivative Instruments

The Company accounts for derivative instruments in accordance with Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), which   establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

At September 30, 2013 and December 31, 2012, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Fair Value of Financial Instruments

The Company's financial instruments, as defined by Accounting Standard Codification subtopic 825-10, Financial Instrument (“ASC 825-10), include cash, accounts payable and convertible note payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at September 30, 2013 and December 31, 2012.

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;
Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions

The Company does not have any assets or liabilities measured at fair value on a recurring basis at September 30, 2013 and December 31, 2012. The Company did not have any fair value adjustments for assets and liabilities measured at fair value on a nonrecurring basis during the year ended September 30, 2013 and December 31, 2012.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency of Canwealth is the Canadian Dollar, or CAD. For financial reporting purposes, CAD were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in the results of operations. There has been no significant fluctuation in the exchange rate for the conversion of CAD to USD after the balance sheet date.

The Company uses Accounting Standard Codification 220 “Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.  Comprehensive income for the three and nine months ended September 30, 2013 and 2012 and for the period February 1, 2006 (date of inception) through September 30, 2013 consisted of net income and foreign currency translation adjustments.

The exchange rates used to translate amounts in CAD into USD for the purposes of preparing the financial statements were as follows:

	September 30, 2013	December 31, 2012	September 30, 2012
Period-end CAD: USD exchange rate	$0.9698	$1.0051	$0.9996
Average Period CAD: USD exchange rate	$0.9971	$1.0040	$0.9783

Concentration and Credit Risk

The Company’s principal operations are all carried out in Canada. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in Canada, and by the general state of the Canadian economy. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company did not incur any research and development expenses from February 1, 2006 (date of inception) through September 30, 2013.

Reliance on Key Personnel and Consultants

The Company employs one executive officer, Garth McIntosh. The Company is heavily dependent on the continued active participation of Mr. McIntosh and key consultants. The loss of Mr. McIntosh or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

Reclassification

Certain reclassifications have been made to prior periods’ data to conform to the current period’s presentation. These reclassifications had no impacts on the reported net loss.

Recently Issued Accounting Pronouncements

The Company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the Company.

Financial Statement Presentation

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Company determined on April 11, 2013 to dismiss its then accountants, KCCW Accountancy Corp., or KCCW.

During the period from February 27, 2010 (inception) through April 11, 2013, the Company had no disagreements on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure and the former accountant's report on the financial statements for the past two years and from February 27, 2010 (inception) through December 31, 2011 did not contain an adverse opinion or disclaimer of opinion nor was qualified or modified as to uncertainty, scope or accounting principles, except for the substantial doubt about the Company's ability to continue as a going concern. KCCW furnished a letter dated April 11, 2013 to the SEC stating that KCCW agrees with the statements noted above.

Simultaneously on April 11, 2013, the Company engaged the accounting firm of RBSM, LLP ("RBSM"), 805 Third Avenue, Suite 902 New York, New York, 10022.

During the period from February 27, 2010 (inception) through April 11, 2013, the Company did not consult with RBSM regarding (i) the application of accounting principles, (ii) the type of audit opinion that might be rendered by RBSM, or (iii) any other matter that was the subject of a disagreement between us and our former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

MANAGEMENT

Executive Officers and Directors

Our sole officer and director will serve until his successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serve until their successor is duly elected and qualified, or until they are removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and positions of our sole executive officer and director as of the date of this prospectus are as follows:

Name	Age	Position

Garth McIntosh 1376 Perrot Boulevard Ile Perrot, Quebec, Canada J7V 7P2	68	President and Chief Executive Officer, and sole Director

Garth McIntosh has served as our sole director, President, Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer since the completion of the merger between USG1 and Canwealth Delaware in February 2013.  Mr. McIntosh has over 40 years of extensive experience working as an executive officer, business analyst and consultant for a variety of private and public corporations.  Since 2001, Mr. McIntosh has been performing consulting services as the President and Chief Executive Officer of ICBS Ltd., an investment firm that also provides advisory services with respect to mergers and acquisitions.  From 1999 to 2001, Mr. McIntosh served as the President and Chief Executive Officer of Reaction Industries, a manufacturer of adult walking aids; from 1996 to 1998, Mr. McIntosh served as the President and Chief Executive Officer of JF Ink and Color, a manufacturer of printing inks; and from 1990 to 1995, Mr. McIntosh served as the President and Chief Executive Officer of Defender Metal, a designer and manufacturer of ground support equipment for the airline industry.  Mr. McIntosh has not had prior experience in the mining industry.  Mr. McIntosh does not have any expertise in finance and accounting, or experience as a principal financial officer or principal accounting officer in a public company.  We will employ a duly qualified individual to serve in such capacities on behalf of our Company once we become sufficiently capitalized.

Executive Compensation

The Company has not paid any executive compensation in the two most recent fiscal years.

Outstanding Equity Awards at Fiscal Year-End

The Company did not have any equity incentive plan awards outstanding as of the end of its last completed fiscal year.

Director Compensation

The Company has not paid any director compensation in the two most recent fiscal years.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus by (a) each person who is known by us to beneficially own 5% or more of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	ICBS, Ltd. (1) 1376 Perrot Boulevard Ile Perrot, Quebec, Canada J7V 7P2	38,648,077	(1)	76.12%

	Radcor Inc. (2) 4915 De Salaberry, Ste 104 Saint Laurent, Quebec H4J 1H8	5,521,154	(2)	10.88%

	Garth McIntosh (1)	38,648,077	(1)	76.12%
	1376 Perrot Boulevard Ile Perrot, Quebec, Canada J7V 7P2

	Perry Radin (2) 4915 De Salaberry, Ste 104 Saint Laurent, Quebec H4J 1H8	5,521,154	(2)	10.88%

	Directors and Officers as a Group (one person)	38,648,077		76.12%

(1)	Mr. McIntosh is the president, director and a principal shareholder of ICBS, Ltd.
(2)	Perry Radin is the sole director and sole holder of voting stock of Radcor Inc.

Change in Control

We are not aware of any arrangement that might result in a change in control of our company in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Garth McIntosh, our Chairman of the Board, Chief Executive Officer and President, is also a majority shareholder of ICBS Ltd., which is our largest shareholder.  As of September 30, 2013 and December 31, 2012, we have taken loans from our shareholders of $67,672 and $80,474, respectively. No formal repayment terms or arrangements existed. The above loans are non-interest bearing and payable on demand.

ICBS Ltd. has given a loan to us and also transferred assets to us worth $46,644 (net of sale to ICBS Ltd. of $5,334 during the nine months ended September 30, 2013) as of September 30, 2013.  As of September 30, 2013, we acquired intangible assets of $23,688 through loans from related parties.

PLAN OF DISTRIBUTION

We are offering to the public up to 15,000,000 shares of common stock, at an assumed offering price of $1.00 per share.  This is our initial public offering, and no public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering.  There has been no arrangement to place funds in an escrow, trust, or similar account.

Upon acceptance of a subscription for shares, our transfer agent will issue the shares to the purchasers. We may continue to offer shares for an indefinite period of time after commencement of this offering or until we have sold all of the shares offered in this prospectus. During the offering period, no subscriber will be entitled to any refund of any subscription.

We will sell the shares primarily through our President and Chief Executive Officer, Garth McIntosh, who may be considered an underwriter as that term is defined in Section 2(a) (11). Mr. McIntosh will not receive any commission in connection with the sale of shares, although we may reimburse him for expenses incurred in connection with the offer and sale of the shares. Mr. McIntosh intends to sell the shares being registered according to the following plan of distribution:

▪	Shares will be offered to friends, family and other associates of Mr. McIntosh through personal contacts; there will be no direct mail or advertising associated with this offering; and

▪	Shares will be offered to individuals who have expressed interest to Mr. McIntosh in regards to investing in a start-up venture.

Mr. McIntosh will be relying on, and complying with, Rule 3a4-1(a) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a), he must be in compliance with all of the following:

▪	he must not be subject to a statutory disqualification;

▪	he must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

▪	he must not be an associated person of a broker-dealer;

▪
he must primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of Canwealth otherwise than in connection with transactions in securities; and

▪
he must perform substantial duties for Canwealth after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Mr. McIntosh will comply with the guidelines enumerated in Rule 3a4-1(a). Neither Mr. McIntosh, nor any affiliates will be purchasing shares in the offering.

Since there is no active trading market for these securities, we will sell at a stated fixed price until securities are quoted on the OTC.

You may purchase shares by completing and manually executing a subscription agreement and delivering it with your payment in full for all shares, which you wish to purchase, to our offices. Your subscription shall not become effective until accepted by us and approved by our counsel. Acceptance will be based upon confirmation that you have purchased the shares in a state providing for an exemption from registration. Our subscription process is as follows:

▪	a prospectus, with subscription agreement, is delivered by Canwealth to each offeree;

▪	the subscription is completed by the offeree, and submitted with check to Canwealth where the subscription and a copy of the check is reviewed by securities counsel;

▪	each subscription is reviewed by counsel for Canwealth to confirm the subscribing party completed the form, and to confirm the state of acceptance;

▪	once approved by counsel, the subscription is accepted by Mr. McIntosh, and the funds deposited into an account labeled: Canwealth Minerals Corporation, within four (4) days of acceptance;

▪	subscriptions not accepted will be are returned with the check un-deposited within 24 hours of determination of non-acceptance.

Penny Stock Rules

You should note that our common stock is a penny stock covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Exchange Act. Under those Rules, a “penny stock” is generally defined to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Those Rules impose additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth (excluding the individual’s primary residence) in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The Rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the Rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the Rules require that prior to a transaction in a penny stock not otherwise exempt from these Rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these Rules. Consequently, these Rules may affect the ability of broker-dealers to trade our shares of our common stock. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock and may also affect your ability to resell your shares of common stock due to broker-dealer reluctance to undertake the above described regulatory burdens.

Shares Eligible for Future Sale

Upon completion of this offering, there will be 65,769,231shares of our common stock issued and outstanding.  The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our Company (as defined under the Securities Act).

Our currently outstanding shares of common stock that were issued in reliance upon the “private placement” exemptions under the Securities Act are deemed “restricted securities” within the meaning of Rule 144 under the Securities Act.  Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144.

In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least six months from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided, in the case of sales by an affiliate, that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale.  Sales under Rule 144 are also subject to the availability of current public information about our Company and, with respect to affiliates, certain notice requirements.  After one year has elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

We are unable to predict with certainty the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 120,000,000 shares, consisting of 100,000,000 shares of our common stock, par value $0.0001 per share, and 20,000,000 shares of our preferred stock, par value $0.0001 per share.  Our common stock is registered under Section 12(g) of the Exchange Act.

Common Stock

Voting Rights.  A holder of our common stock is entitled to one vote per share on all matters submitted for action by the stockholders.  A quorum for the transaction of business at any meeting of the holders of common stock is the majority of the votes of all shares issued and outstanding. All shares of common stock are equal to each other with respect to the election of directors.  Our certificate of incorporation does not allow for cumulative voting.

Liquidation. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the preferences of any then outstanding shares of our preferred stock.

Other. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.  All issued and outstanding shares of our common stock are fully-paid and non-assessable.

Preferred Stock

Under our certificate of incorporation, the board of directors has the power, without further action by the holders of our common stock, to designate the relative rights and preferences of our preferred stock, and to issue the preferred stock in one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of our common stock.

We have not designated or issued any shares of our preferred stock to date.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of our experts or counsel have any equity or other interests in the Company.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to such corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides for indemnification of our directors, officers, agents and employees to the fullest extent permitted by the DGCL.  Our bylaws provide that, to the extent permitted by applicable law, we will generally indemnify any director, officer, agent or employee of the Company for judgments, fines, amounts paid in settlement or expenses (including attorneys’ fees) actually and reasonably incurred by such indemnified person, provided he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, he or she had no reason to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful.  This prospectus is part of a registration statement that we filed with the SEC.  The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus.  That registration statement can be read at the SEC’s website or offices indicated under the section of this prospectus entitled “Where You Can Find More Information.”  We have not authorized anyone else to provide you with different information or additional information.  You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports and other information with the SEC. You may read and copy any of this material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may receive information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding companies that, like us, file information electronically with the SEC.  Upon written request delivered to Canwealth Minerals Corporation, 1376 Perrot Boulevard, Ile Perrot, Quebec, Canada J7V 7P2, Attention: Garth McIntosh, we will send to any security holder a copy of our annual report, complete with audited financial statements, at no charge to the security holder.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Westerman Ball Ederer Miller & Sharfstein, LLP, of Uniondale, New York.

TRANSFER AGENT

The current transfer agent for the shares of our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219.

EXPERTS

The financial statements of the Company as of December 31, 2012 and December 31, 2011, and for the years then ended, included in this prospectus and registration statement, have been included herein in reliance on the reports of RBSM, LLP, independent registered certified public accounting firm, given on the authority of that firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We maintain an internet site at www.canwealthminerals.com which contains information concerning our Company. The information contained on our internet site is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

ANNEX A

Mining Claims

Name	Title	Polygone	Area (Hectare)	Expiration Date
1. Lake View	CDC 2388979	32D15 x 0022 0051	56,5900	8/8/15
2. Lake View	CDC 2389345	32D15 x 0018 0048	56,6200	8/25/15
3. Lake View	CDC 2389346	32D15 x 0018 0049	56,6200	8/25/15
4. Lake View	CDC 2389347	32D15 x 0018 0050	56,6200	8/25/15
5. Lake View	CDC 2389348	32D15 x 0018 0051	56,6300	8/25/15
6. Lake View	CDC 2389349	32D15 x 0018 0052	56,6300	8/25/15
7. Lake View	CDC 2389350	32D15 x 0018 0053	56,6300	8/25/15
8. Lake View	CDC 2389351	32D15 x 0018 0054	56,6300	8/25/15
9. Lake View	CDC 2389352	32D15 x 0018 0056	56,6300	8/25/15
10. Lake View	CDC 2389353	32D15 x 0018 0058	56,6300	8/25/15
11. Lake View	CDC 2389354	32D15 x 0018 0059	56,6300	8/25/15
12. Lake View	CDC 2389355	32D15 x 0018 0060	56,6300	8/25/15
13. Lake View	CDC 2389356	32D15 x 0019 0048	56,6100	8/25/15
14. Lake View	CDC 2389357	32D15 x 0019 0049	56,6200	8/25/15
15. Lake View	CDC 2389358	32D15 x 0019 0050	56,6200	8/25/15
16. Lake View	CDC 2389359	32D15 x 0019 0051	56,6200	8/25/15
17. Lake View	CDC 2389360	32D15 x 0019 0053	56,6200	8/25/15
18. Lake View	CDC 2389361	32D15 x 0019 0054	56,6200	8/25/15
19. Lake View	CDC 2389362	32D15 x 0019 0055	56,6200	8/25/15
20. Lake View	CDC 2389363	32D15 x 0019 0056	56,6200	8/25/15
21. Lake View	CDC 2389364	32D15 x 0019 0058	56,6200	8/25/15
22. Lake View	CDC 2389365	32D15 x 0019 0059	56,6200	8/25/15
23. Lake View	CDC 2389366	32D15 x 0020 0048	56,6100	8/25/15
24. Lake View	CDC 2389367	32D15 x 0020 0051	56,6100	8/25/15
25. Lake View	CDC 2389368	32D15 x 0020 0052	56,6100	8/25/15
26. Lake View	CDC 2389369	32D15 x 0020 0053	56,6100	8/25/15
27. Lake View	CDC 2389370	32D15 x 0020 0054	56,6100	8/25/15
28. Lake View	CDC 2389371	32D15 x 0020 0055	56,6100	8/25/15
29. Lake View	CDC 2389372	32D15 x 0020 0056	56,6100	8/25/15
30. Lake View	CDC 2389373	32D15 x 0020 0057	56,6100	8/25/15
31. Lake View	CDC 2389374	32D15 x 0020 0058	56,6100	8/25/15
32. Lake View	CDC 2389375	32D15 x 0021 0048	56,6000	8/25/15
33. Lake View	CDC 2389376	32D15 x 0021 0049	56,6000	8/25/15
34. Lake View	CDC 2389377	32D15 x 0021 0050	56,6000	8/25/15
35. Lake View	CDC 2389378	32D15 x 0021 0051	56,6000	8/25/15
36. Lake View	CDC 2389379	32D15 x 0021 0052	56,6000	8/25/15
37. Lake View	CDC 2389380	32D15 x 0021 0053	56,6000	8/25/15
38. Lake View	CDC 2389381	32D15 x 0021 0054	56,6000	8/25/15
39. Lake View	CDC 2389382	32D15 x 0021 0055	56,6000	8/25/15
40. Lake View	CDC 2389383	32D15 x 0021 0056	56,6000	8/25/15
41. Lake View	CDC 2389384	32D15 x 0021 0058	56,6000	8/25/15

42. Highland Gold	CDC 2393189	32E08 x 0001 0017	56,2300	10/27/15
43. Highland Gold	CDC 2393190	32E08 x 0001 0018	56,2300	10/27/15
44. Highland Gold	CDC 2393191	32E08 x 0001 0019	56,2300	10/27/15
45. Highland Gold	CDC 2393192	32E08 x 0001 0020	56,2300	10/27/15
46. Highland Gold	CDC 2393193	32E08 x 0001 0021	56,2300	10/27/15
47. Highland Gold	CDC 2393194	32E08 x 0002 0017	56,2200	10/27/15
48. Highland Gold	CDC 2393195	32E08 x 0002 0018	56,2200	10/27/15
49. Highland Gold	CDC 2393196	32E08 x 0002 0019	56,2200	10/27/15
50. Highland Gold	CDC 2393197	32E08 x 0003 0017	56,2100	10/27/15
51. Highland Gold	CDC 2393198	32E08 x 0003 0018	56,2100	10/27/15
52. Highland Gold	CDC 2393199	32E08 x 0003 0019	56,2100	10/27/15
53. Highland Gold	CDC 2393200	32E08 x 0003 0020	56,2100	10/27/15
54. Highland Gold	CDC 2393201	32E08 x 0003 0021	56,2100	10/27/15
55. Highland Gold	CDC 2393202	32E08 x 0003 0022	56,2100	10/27/15
56. Highland Gold	CDC 2393203	32E08 x 0004 0020	56,2000	10/27/15
57. Highland Gold	CDC 2393204	32E08 x 0004 0021	56,2000	10/27/15
58. Highland Gold	CDC 2393205	32E08 x 0004 0022	56,2000	10/27/15
59. Highland Gold	CDC 2393206	32E08 x 0005 0021	56,1900	10/27/15
60. Highland Gold	CDC 2393207	32E08 x 0005 0022	56,1900	10/27/15
61. Highland Gold	CDC 2393208	32E08 x 0006 0021	56,1800	10/27/15
62. Highland Gold	CDC 2393209	32E08 x 0006 0022	56,1800	10/27/15
63. Highland Gold	CDC 2393210	32E08 x 0006 0023	56,1900	10/27/15

64. Highland Gold #2	CDC 2331829	32E08 x 0012 0001	56,1200	2/19/14
65. Highland Gold #2	CDC 2331830	32E08 x 0012 0002	56,1200	2/19/14
66. Highland Gold #2	CDC 2331831	32E08 x 0012 0003	56,1200	2/19/14
67. Highland Gold #2	CDC 2331832	32E08 x 0012 0004	56,1200	2/19/14
68. Highland Gold #2	CDC 2331833	32E08 x 0012 0005	56,1200	2/19/14
69. Highland Gold #2	CDC 2331834	32E08 x 0013 0001	56,1100	2/19/14
70. Highland Gold #2	CDC 2331835	32E08 x 0013 0002	56,1100	2/19/14
71. Highland Gold #2	CDC 2331836	32E08 x 0013 0003	56,1100	2/19/14
72. Highland Gold #2	CDC 2331837	32E08 x 0013 0004	56,1100	2/19/14
73. Highland Gold #2	CDC 2331838	32E08 x 0013 0005	56,1100	2/19/14
74. Highland Gold #2	CDC 2331839	32E08 x 0014 0001	56,1000	2/19/14
75. Highland Gold #2	CDC 2331840	32E08 x 0014 0002	56,1000	2/19/14
76. Highland Gold #2	CDC 2331841	32E08 x 0014 0004	56,1000	2/19/14
77. Highland Gold #2	CDC 2331842	32E08 x 0014 0005	56,1000	2/19/14

78. Shadow Mountain	CDC 2385990	31G14 x 0006 0040	59,9800	9/19/2015
79. Shadow Mountain	CDC 2385991	31G14 x 0006 0041	59,9800	9/19/2015
80. Shadow Mountain	CDC 2388931	31G11 x 0029 0037	60,0200	8/8/15
81. Shadow Mountain	CDC 2388932	31G11 x 0029 0038	60,0200	8/8/15
82. Shadow Mountain	CDC 2388933	31G11 x 0029 0039	60,0200	8/8/15
83. Shadow Mountain	CDC 2388934	31G11 x 0029 0040	60,0200	8/8/15
84. Shadow Mountain	CDC 2388935	31G11 x 0029 0041	60,0200	8/8/15
85. Shadow Mountain	CDC 2388936	31G11 x 0029 0042	60,0200	8/8/15
86. Shadow Mountain	CDC 2388937	31G11 x 0030 0038	60,0200	8/8/15
87. Shadow Mountain	CDC 2388938	31G11 x 0030 0039	60,0200	8/8/15
88. Shadow Mountain	CDC 2388939	31G11 x 0030 0040	60,0200	8/8/15
89. Shadow Mountain	CDC 2388940	31G11 x 0030 0041	60,0200	8/8/15
90. Shadow Mountain	CDC 2388941	31G11 x 0030 0042	60,0200	8/8/15

91. Shadow Mountain	CDC 2388942	31G14 x 0001 0040	60,0100	8/8/15
92. Shadow Mountain	CDC 2388943	31G14 x 0001 0041	60,0100	8/8/15
93. Shadow Mountain	CDC 2388944	31G14 x 0001 0042	60,0100	8/8/15
94. Shadow Mountain	CDC 2388945	31G14 x 0001 0043	60,0100	8/8/15
95. Shadow Mountain	CDC 2388946	31G14 x 0001 0044	60,0100	8/8/15
96. Shadow Mountain	CDC 2388947	31G14 x 0002 0040	60,0000	8/8/15
97. Shadow Mountain	CDC 2388948	31G14 x 0002 0041	60,0000	8/8/15
98. Shadow Mountain	CDC 2388949	31G14 x 0002 0042	60,0000	8/8/15
99. Shadow Mountain	CDC 2388950	31G14 x 0002 0043	60,0000	8/8/15
100. Shadow Mountain	CDC 2388951	31G14 x 0002 0044	60,0000	8/8/15
101. Shadow Mountain	CDC 2388952	31G14 x 0003 0040	59,9900	8/8/15
102. Shadow Mountain	CDC 2388953	31G14 x 0003 0041	59,9900	8/8/15
103. Shadow Mountain	CDC 2388954	31G14 x 0003 0042	59,9900	8/8/15
104. Shadow Mountain	CDC 2388955	31G14 x 0003 0043	59,9900	8/8/15
105. Shadow Mountain	CDC 2388956	31G14 x 0003 0044	59,9900	8/8/15
106. Shadow Mountain	CDC 2388957	31G14 x 0004 0040	59,9800	8/8/15
107. Shadow Mountain	CDC 2388958	31G14 x 0004 0042	59,9800	8/8/15
108. Shadow Mountain	CDC 2388959	31G14 x 0004 0043	59,9800	8/8/15
109. Shadow Mountain	CDC 2388960	31G14 x 0004 0044	59,9800	8/8/15
110. Shadow Mountain	CDC 2389402	31G11 x 0027 0031	60,0400	8/25/15
111. Shadow Mountain	CDC 2389403	31G11 x 0027 0032	60,0400	8/25/15
112. Shadow Mountain	CDC 2389404	31G11 x 0027 0033	60,0400	8/25/15
113. Shadow Mountain	CDC 2389405	31G11 x 0027 0034	60,0400	8/25/15
114. Shadow Mountain	CDC 2389406	31G11 x 0027 0036	60,0400	8/25/15
115. Shadow Mountain	CDC 2389407	31G11 x 0027 0037	60,0400	8/25/15
116. Shadow Mountain	CDC 2389408	31G11 x 0028 0031	60,0300	8/25/15
117. Shadow Mountain	CDC 2389409	31G11 x 0028 0032	60,0300	8/25/15
118. Shadow Mountain	CDC 2389410	31G11 x 0028 0034	60,0300	8/25/15
119. Shadow Mountain	CDC 2389411	31G11 x 0028 0036	60,0300	8/25/15
120. Shadow Mountain	CDC 2389412	31G11 x 0028 0037	60,0300	8/25/15
121. Shadow Mountain	CDC 2389413	31G11 x 0028 0038	60,0300	8/25/15
122. Shadow Mountain	CDC 2389414	31G11 x 0028 0039	60,0300	8/25/15
123. Shadow Mountain	CDC 2389415	31G11 x 0028 0040	60,0300	8/25/15
124. Shadow Mountain	CDC 2389416	31G11 x 0028 0041	60,0300	8/25/15
125. Shadow Mountain	CDC 2389417	31G11 x 0028 0042	60,0300	8/25/15
126. Shadow Mountain	CDC 2389418	31G11 x 0029 0032	60,0200	8/25/15
127. Shadow Mountain	CDC 2389419	31G11 x 0029 0033	60,0200	8/25/15
128. Shadow Mountain	CDC 2389420	31G11 x 0029 0034	60,0200	8/25/15
129. Shadow Mountain	CDC 2389421	31G11 x 0029 0035	60,0200	8/25/15
130. Shadow Mountain	CDC 2389422	31G11 x 0029 0043	60,0200	8/25/15
131. Shadow Mountain	CDC 2389423	31G11 x 0030 0032	60,0200	8/25/15
132. Shadow Mountain	CDC 2389424	31G11 x 0030 0033	60,0200	8/25/15
133. Shadow Mountain	CDC 2389425	31G11 x 0030 0034	60,0200	8/25/15
134. Shadow Mountain	CDC 2389426	31G14 x 0001 0034	60,0100	8/25/15
135. Shadow Mountain	CDC 2389427	31G14 x 0001 0035	60,0100	8/25/15
136. Shadow Mountain	CDC 2389428	31G14 x 0002 0034	60,0000	8/25/15
137. Shadow Mountain	CDC 2389429	31G14 x 0002 0035	60,0000	8/25/15
138. Shadow Mountain	CDC 2389430	31G14 x 0003 0036	59,9900	8/25/15

139. Shining Star	CDC 2388323	32D09 x 0026 0047	56,8500	7/21/15
140. Shining Star	CDC 2388324	32D09 x 0026 0048	56,8500	7/21/15
141. Shining Star	CDC 2388325	32D09 x 0026 0049	56,8500	7/21/15
142. Shining Star	CDC 2388326	32D09 x 0026 0050	56,8500	7/21/15

143. Shining Star	CDC 2388327	32D09 x 0026 0051	56,8500	7/21/15
144. Shining Star	CDC 2388328	32D09 x 0027 0047	56,8400	7/21/15
145. Shining Star	CDC 2388329	32D09 x 0027 0048	56,8400	7/21/15
146. Shining Star	CDC 2388330	32D09 x 0027 0049	56,8400	7/21/15
147. Shining Star	CDC 2388331	32D09 x 0027 0050	56,8400	7/21/15
148. Shining Star	CDC 2388332	32D09 x 0027 0051	56,8400	7/21/15
149. Shining Star	CDC 2388333	32D09 x 0028 0047	56,8300	7/21/15
150. Shining Star	CDC 2388334	32D09 x 0028 0049	56,8300	7/21/15
151. Shining Star	CDC 2388335	32D09 x 0028 0050	56,8300	7/21/15
152. Shining Star	CDC 2388336	32D09 x 0028 0051	56,8300	7/21/15
153. Shining Star	CDC 2388337	32D09 x 0029 0047	56,8200	7/21/15
154. Shining Star	CDC 2388338	32D09 x 0029 0048	56,8200	7/21/15
155. Shining Star	CDC 2388339	32D09 x 0029 0049	56,8200	7/21/15
156. Shining Star	CDC 2388340	32D09 x 0029 0050	56,8200	7/21/15
157. Shining Star	CDC 2388341	32D09 x 0029 0051	56,8200	7/21/15
158. Shining Star	CDC 2388342	32D09 x 0029 0052	56,8200	7/21/15
159. Shining Star	CDC 2390948	32D09 x 0026 0052	56,8500	9/19/15
160. Shining Star	CDC 2390949	32D09 x 0027 0052	56,8500	9/19/15
161. Shining Star	CDC 2390950	32D09 x 0028 0052	56,8500	9/19/15

162. Winsome Lake	CDC 2388961	31J13 x 0008 0037	58,8800	8/8/15
163. Winsome Lake	CDC 2388962	31J13 x 0008 0038	58,8800	8/8/15
164. Winsome Lake	CDC 2388963	31J13 x 0008 0039	58,8800	8/8/15
165. Winsome Lake	CDC 2388964	31J13 x 0008 0040	58,8800	8/8/15
166. Winsome Lake	CDC 2388965	31J13 x 0008 0041	58,8800	8/8/15
167. Winsome Lake	CDC 2388966	31J13 x 0008 0042	58,8800	8/8/15
168. Winsome Lake	CDC 2388967	31J13 x 0008 0043	58,8800	8/8/15
169. Winsome Lake	CDC 2388968	31J13 x 0009 0037	58,8700	8/8/15
170. Winsome Lake	CDC 2388969	31J13 x 0009 0038	58,8700	8/8/15
171. Winsome Lake	CDC 2388970	31J13 x 0009 0039	58,8700	8/8/15
172. Winsome Lake	CDC 2388971	31J13 x 0009 0040	58,8700	8/8/15
173. Winsome Lake	CDC 2388972	31J13 x 0009 0041	58,8700	8/8/15
174. Winsome Lake	CDC 2388973	31J13 x 0009 0042	58,8700	8/8/15
175. Winsome Lake	CDC 2388974	31J13 x 0009 0043	58,8700	8/8/15
176. Winsome Lake	CDC 2388975	31J13 x 0009 0044	58,8700	8/8/15
177. Winsome Lake	CDC 2388976	31J13 x 0011 0049	58,8500	8/8/15
178. Winsome Lake	CDC 2388977	31J13 x 0012 0047	58,8400	8/8/15
179. Winsome Lake	CDC 2388978	31J13 x 0012 0049	58,8400	8/8/15

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-1

Financial Statements:

Balance Sheets as of December 31, 2012 and 2011	F-2

Statements of Operations for the years ended December 31, 2012 and 2011 and for the period from February 1, 2006 (date of inception) through December 31, 2012	F-3

Statement of Changes in Stockholders’ Deficit for the period from February 1, 2006 (date of inception) through December 31, 2012	F-4

Statements of Cash Flows for the years ended December 31, 2012 and 2011 and for the period from February 1, 2006 (date of inception) through December 31, 2012	F-5

Notes to Financial Statements	F-6

Condensed Consolidated Balance Sheets as of September 30, 2013 (unaudited) and December 31, 2012	F-15

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Nine Months Ended September 30, 2013 and 2012 and for the period from February 1, 2006 (date of inception) through September 30, 2013
F-16

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the period from February 1, 2006 (date of inception) through September 30, 2013	F-18

Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2013 and 2012 and for the period from February 1, 2006 (date of inception) through September 30, 2013	F-19

Notes to Interim Unaudited Condensed Consolidated Financial Statements	F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Canwealth Minerals Corporation

We have audited the accompanying balance sheet of Canwealth Minerals Corporation (the “Company”), an exploration stage company as of December 31, 2012 and 2011 and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2012 and 2011 and for the period from February 1, 2006 (date of inception) through December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Canwealth Minerals Corporation as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years ended December 31, 2012 and 2011 and for the period from February 1, 2006 (date of inception) through December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 4 to the accompanying financial statements, the Company is an exploration stage company and has not commenced its planned principal operations, has suffered recurring losses since inception and is experiencing difficulty in generating sufficient cash flow to sustain its operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP

New York, New York
July 3, 2013

 CANWEALTH MINERALS CORPORATION
 (An Exploratory Stage Company)
BALANCE SHEETS AS OF

	December 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalent	$424	$57
Other current assets	3,601	3,874
Total current assets	4,025	3,931

Property and equipment	51,960	50,833

Other assets:
Intangible assets	13,138	12,095
Total other assets	13,138	12,095

Total assets	$69,123	$66,859

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$165,712	$2,655
Loans private individual	20,102	-
Loans from related parties	80,474	90,984
Total current liabilities	266,288	93,639

Commitments and contingencies	-	-

Stockholders' deficit:
Preferred stock; $0.0001 par value, 20,000,000 shares authorized, none issued and outstanding as of December 31, 2012 and 2011	-	-
Common stock; $0.0001 par value, 100,000,000 shares authorized 44,169,231 shares issued and outstanding as of December 31, 2012 and 2011	4,417	4,417
Additional paid in capital	-	-
Other comprehensive (loss) income	(795)	529
Deficit accumulated during the exploratory stage	(200,787)	(31,726)
Total stockholders' deficit	(197,165)	(26,780)

Total liabilities and stockholders' deficit	$69,123	$66,859

The accompanying notes are an integral part of these financial statements

CANWEALTH MINERALS CORPORATION
 (An Exploratory Stage Company)
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2012	For year ended December 31, 2011	For the period February 1, 2006 (date of inception) through December 31, 2012
Revenue	$-	$-	$-

OPERATING EXPENSES:
Selling, general and administrative	164,946	18,597	192,195

Total operating expenses	164,946	18,597	192,195

Loss from operations	(164,946)	(18,597)	(192,195)

OTHER INCOME (EXPENSE):
Interest expense	(4,115)	(23)	(4,276)

Loss before provision for income taxes	(169,061)	(18,620)	(196,471)
Provision for income taxes :
Current	-	-	-
Deferred	-	-	-
Total income taxes	-	-	-

NET LOSS	$(169,061)	$(18,620)	$(196,471)
Loss per share, basic and diluted	$(0.00)	$(0.00)
Weighted average shares, basic and diluted	44,169,231	44,169,231

Comprehensive loss:
Net loss	(169,061)	(18,620)	(196,471)
Cumulative translation (loss) gain	(1,324)	295	(795)

Comprehensive loss	$(170,385)	$(18,325)	$(197,266)

The accompanying notes are an integral part of these financial statements.

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the Period February 1, 2006 (date of inception) through December 31, 2012

	Shares	Amount	Other comprehensive income	Deficit Accumulated During Exploratory Stage	Total
Balance at date of inception, February 1, 2006	-	$-	$-	$-	$-
Issuance of shares for seed capital	44,169,231	4,417	-	(4,317)	100
Cumulative translation gain	-	-	25	-	25
Net loss	-	-	-	(262)	(262)
Balance, December 31, 2009	44,169,231	4,417	25	(4,579)	(137)
Cumulative translation gain	-	-	209	-	209
Net loss for the year ended December 31, 2010	-	-	-	(8,527)	(8,527)
Balance, December 31, 2010	44,169,231	4,417	234	(13,106)	(8,455)
Cumulative translation gain	-	-	295	-	295
Net loss for the year ended December 31, 2011	-	-	-	(18,620)	(18,620)
Balance, December 31, 2011	44,169,231	4,417	529	(31,726)	(26,780)
Cumulative translation loss	-	-	(1,324)	-	(1,324)
Net loss	-	-	-	(169,061)	(169,061)
Balance, December 31, 2012	44,169,231	$4,417	$(795)	$(200,787)	$(197,165)

The accompanying notes are an integral part of these financial statements.

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2012	For the year ended December 31, 2011	For the period February 1, 2006 (date of inception) through December 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES :
Net loss	$(169,061)	$(18,620)	$(196,471)
Adjustments to reconcile net loss to net cash used in operating activities:
Operating expenses incurred by related parties on behalf of the Company	--	20,507	28,056
Changes in operating assets and liabilities:
Other current assets	273	(3,170)	(3,601)
Accounts payable and accrued liabilities	163,057	1,045	165,712
Net cash used in operating activities	(5,731)	(238)	(6,304)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	-	-	101
Repayment of loan from related party	(11,553)	-	(11,553)
Proceeds from issuance of convertible note payable	20,102	-	20,102
Net cash provided by financing activities	8,549	-	8,650

Effect of foreign exchange gain (loss)	(2,451)	295	(1,922)

Net increase in cash and cash equivalents	367	57	424

Cash and cash equivalents at beginning of period	57	-	-

Cash and cash equivalents at end of period	$424	$57	$424

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$-	$-	$-
Cash paid during the period for income taxes	$-	$-	$-

NONCASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment purchased through loans from related parties	$-	$50,833	$50,833
Intangible assets purchased through loans from related parties	$1,043	$12,095	$13,138
Recapitalization effect	$4,317	$-	$4,317

The accompanying notes are an integral part of these financial statements.

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
Notes to Financial Statements
December 31, 2012 and 2011

NOTE 1 - NATURE OF OPERATIONS

Canwealth Minerals Corporation was organized on February 1, 2006 under the laws of the Canada Business Corporations Act.

Canwealth’s mission is to explore and develop the mining claims it has registered in various areas of Northern Quebec, which based on assay reports of preliminary surface samples taken from these sites, has shown to contain traces of various elements such as gold, silver, copper, rare earth elements and other such minerals.

The Company, when presented with the opportunity to do so, will seek to register additional land claims in other regions of Quebec, however it is not limited to only that region of North America, or any other area where opportunities may present themselves.  Upon entering into agreements to acquire concessions, the Company will market the properties to mining companies and other interested parties.

The Company’s year-end is December 31.

The Company is in the exploratory stage as defined by Accounting Standards Codification subtopic 915-10 Development stage Entities (“ASC 915-10”) with its efforts principally devoted to developing a platform of prime quality energy assets. To date, the Company has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception through December 31, 2012, the Company has accumulated losses of $200,787. The Company also owns, as of December 31, 2012, mining equipment with an associated cost of $51,960 and mining claims at a cost of $13,138.

NOTE 2 - MERGER AND RECAPITALIZATION

On August 10, 2012, USG1, Inc., a Delaware corporation (“USG1”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Canwealth Minerals Corporation, a Delaware corporation (“Canwealth Delaware”), and Kimi Royer as representative of the USG1 stockholders, pursuant to which Canwealth Delaware would merge with and into USG1 at the closing, as contemplated by the Merger Agreement. The merger contemplated by the Merger Agreement occurred on February 11, 2013. Upon the closing, the existing shares of Canwealth Delaware common stock were converted into 44,169,231 shares of USG1 common stock, representing 87% of the issued and outstanding shares of USG1common stock immediately following the effective date. The existing USG1 stockholders continued to hold 6,600,000 shares of USG1 common stock, representing 13% of the issued and outstanding shares of USG1common stock immediately following the effective date. As consideration for the merger, Canwealth Delaware shall pay the stockholder representative of USG1 an aggregate of Fifty Thousand Dollars ($50,000) (the “Merger Consideration”), who shall be solely responsible to distribute such Merger Consideration among the non-dissenting stockholders of USG1 on a pro rata basis relative to the number of shares of USGI Stock held by each such non-dissenting stockholder prior to the merger. The Merger Consideration shall be paid by Canwealth Delaware as follows:

(A)
Ten Thousand Dollars ($10,000) shall be payable upon a Registration Statement on Form S-1 filed by the surviving company of the merger being declared effective by the Securities and Exchange Commission; and

(B)
Forty Thousand Dollars ($40,000) shall be payable upon (i) the filing of a Form 15c2-11 by the surviving company of the merger and (ii) the shares of the surviving company stock being actively traded on a stock exchange or quotation service.

Prior to the merger, the stockholders of Canwealth Minerals Corporation, a company organized on February 1, 2006 under the laws of the Canada Business Corporations Act (“Canwealth Quebec”), contributed their shares of Canwealth Quebec to Canwealth Delaware in exchange for shares of Canwealth Delaware common stock. As a result of the foregoing, Canwealth Quebec is a wholly-owned subsidiary of Canwealth Delaware. Following the merger, USG1 succeeded to the mining business and operations of Canwealth Quebec.

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
Notes to Financial Statements
December 31, 2012 and 2011

Prior to the merger, there were no material relationships between USG1 and Canwealth Delaware or Canwealth Quebec or between Company’s respective affiliates, directors or officers. All USG1 pre-merger liabilities were settled prior to closing. Upon the effectiveness of the merger, the existing directors and officers of USG1 each resigned and Garth McIntosh was elected as the sole officer and director of USG1.

Due to a conflict of interest, on November 24, 2012, one of the shareholders and directors of the Corporation sold his 20% interest back to the Corporation for $20 and he resigned from his position on the Board of Directors, all in accordance with the non-concurrence agreements signed by all shareholder and directors. The remaining shareholders and directors approved the transaction on behalf of the company. These 20 shares were re-issued to the remaining shareholders in accordance with their percentage interest in the Company.

Contemporaneously with the merger, the corporate name “USG1, Inc.” was changed to “Canwealth Minerals Corporation”. As a result of the merger, Canwealth Quebec became a wholly-owned subsidiary of Canwealth Minerals Corporation (Delaware) and, accordingly, USG1 succeeded to the mining business and operations of the Canwealth entities.

Subsequent to the merger agreement, the members of Canwealth Delaware owned 50,769,231 (87%) of shares of USG1 common stock, effectively obtaining operational and management control of USG1. USG1 is a publicly registered corporation with no significant operations prior to the merger. For accounting purposes, Canwealth Delaware shall be the surviving entity. The transaction is accounted for using the purchase method of accounting. As a result of the recapitalization and change in control, Canwealth Delaware is the acquiring entity in accordance with ASC 805, Business Combinations. The accumulated losses of Canwealth Delaware were carried forward after the completion of the Merger. Operations prior to the Merger were those of Canwealth Delaware.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies applied in the presentation of financial statements are as follows:

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. There was no effect of implementing 605-25 on the Company's financial position and results of operations.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reported period. Actual results could differ materially from the estimates.

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
Notes to Financial Statements
December 31, 2012 and 2011

Cash and Cash Equivalent

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2012 cash consists of a checking account.

Mine Exploration and Development Costs

The Company accounts for mine exploration costs in accordance with Accounting Standards Codification 932, Extractive Activities. All exploration expenditures are expensed as incurred. Mine development costs are capitalized until production, other than production incidental to the mine development process, commences and are amortized on a units of production method based on the estimated proven and probable reserves. Mine development costs represent costs incurred in establishing access to mineral reserves and include costs associated with sinking or driving shafts and underground drifts, permanent excavations, roads and tunnels. The end of the development phase and the beginning of the production phase takes place when construction of the mine for economic extraction is substantially complete. Coal extracted during the development phase is incidental to the mine’s production capacity and is not considered to shift the mine into the production phase. Amortization of capitalized mine development is computed based on the estimated life of the mine and commences when production, other than production incidental to the mine development process, begins. From February 1, 2006 (date of inception) through December 31, 2012, the Company had not incurred any mine development costs.

Mine Properties

The Company accounts for mine properties in accordance with Accounting Standard Codification 930, Extractive Activities-Mining. Costs of acquiring mine properties are capitalized by project area upon purchase of the associated claims. Mine properties are periodically assessed for impairment of value and any diminution in value. There were nine mineral properties as of December 31, 2012 presented as intangible asset of $13,138.  Subsequently, many of the Company’s claims on mineral properties lapsed, resulting from the Company’s inability to perform the requisite exploration work within the initial two-year term due to a lack of sufficient funding.  The Company elected not to re-acquire many of these mining claims because the land underlying certain claims on mineral properties was designated for other uses by the Quebec government which prohibited or significantly restricted mining activities, or because the Company otherwise believed that exploration of such property would not be desirable.  Although the Company re-acquired approximately 140 of the lapsed mining claims, the number of mineral properties was reduced from nine to seven.

 Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes consist primarily of timing differences such as deferred officers’ compensation and stock compensation accounting versus tax differences.

Net Loss Per Share, basic and diluted

The Company has adopted Accounting Standards Codification Subtopic 260-10, Earnings Per Share (“ASC 260-10) specifying the computation, presentation and disclosure requirements of earning per share information. Basic loss per share has been computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. There were no diluted shares as of December 31, 2012 and 2011.

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
Notes to Financial Statements
December 31, 2012 and 2011

Derivative Instruments

The Company accounts for derivative instruments in accordance with Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), which   establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

At December 31, 2012 and 2011, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Fair Value of Financial Instruments

The Company's financial instruments, as defined by Accounting Standard Codification subtopic 825-10, Financial Instrument (“ASC 825-10), include cash, accounts payable and convertible note payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2012.

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;
Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions

The Company does not have any assets or liabilities measured at fair value on a recurring basis at December 31, 2012 and 2011. The Company did not have any fair value adjustments for assets and liabilities measured at fair value on a nonrecurring basis during the year ended December 31, 2012 and 2011.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency of Canwealth is the Canadian Dollar (“CAD”). For financial reporting purposes, CAD were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in the results of operations. There has been no significant fluctuation in the exchange rate for the conversion of CAD to USD after the balance sheet date.

The Company uses Accounting Standard Codification 220 “Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the year ended December 31, 2012 and 2011 and for the period February 1, 2006 (date of inception) through December 31, 2012 consisted of net loss and foreign currency translation adjustments.

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
Notes to Financial Statements
December 31, 2012 and 2011

The exchange rates used to translate amounts in CAD into USD for the purposes of preparing the financial statements were as follows:

	December 31, 2012	December 31, 2011
Period-end CAD: USD exchange rate	$1.0051	$0.9833
Average Period CAD: USD exchange rate	$1.0040	$0.9891

Stock Based Compensation

The Company follows Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires that all share-based payments to both employees and non-employees be recognized in the income statement based on their fair values.

As of December 31, 2012 and 2011, the Company did not have any issued or outstanding stock options.

Concentration and Credit Risk

The Company’s principal operations are all carried out in Canada. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in Canada, and by the general state of the Canadian economy.  The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company did not incur any research and development expenses from February 1, 2006 (date of inception) through December 31, 2012.

Reliance on Key Personnel and Consultants

The Company employs one executive officer, Garth McIntosh. The Company is heavily dependent on the continued active participation of Mr. McIntosh and key consultants. The loss of Mr. McIntosh or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
Notes to Financial Statements
December 31, 2012 and 2011

Reclassification

Certain reclassifications have been made to prior periods’ data to conform to the current period’s presentation. These reclassifications had no impacts on the reported net loss.

Impact of New Accounting Standards

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its financial statements.

NOTE 4 - GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a basis that assumes the Company will continue as a going concern. As of December 31, 2012, the Company has a deficit accumulated during exploration stage of $200,787 and has incurred significant operating losses and negative cash flows. For the year ended December 31, 2012, the Company sustained a net loss of $169,061 compared to a net loss of $18,620 for the year ended December 31, 2011. The Company will need additional financing which may take the form of equity or debt. In the event the Company is not able to increase its working capital, the Company will not be able to implement or may be required to delay all or part of its business plan, and its ability to attain profitable operations, generate positive cash flows from operating and investing activities and materially expand the business will be materially adversely affected. The accompanying financial statements do not include any adjustments relating to the classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the company be unable to continue in existence.

The Company is seeking to raise capital through its initial public offering and through other potential financings and business opportunities.  The Company’s goal is to raise the initial funding of approximately $15,000,000 to enable it to fund its operations for the next twelve months and beyond. These operations will be to engage a team of mining specialists and geologists, further develop the mining claims that the Company already owns, and to perform additional tests on existing claims to determine an overall strategy or mining plan.  The amount of money raised will determine how long the Company will continue as a going concern.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2012 and 2011 are as follows:

	December 31, 2012	December 31, 2011

Mining machinery and equipment	$51,960	$50,833

Total	$51,960	$50,833

No depreciation has been charged for the years ended December 31, 2012 and 2011, since the Company is in assembly and testing mode, not in operations.

The above assets has been transferred from ICBS Ltd, a related party (refer note 7).

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
Notes to Financial Statements
December 31, 2012 and 2011

NOTE 6 - CAPITAL STOCK

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock, par value of $0.0001.

As of December 31, 2012 and 2011, no preferred stock was issued and outstanding.

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock with par value of $0.0001 per share.

As noted earlier in note 2, on February 11, 2013, the Company consummated the transactions contemplated by the Merger Agreement that resulted in a reverse merger and a change in control of the Company. The 6,600,000 shares of the Company outstanding prior to the closing of the merger are treated as having been issued as of February 11, 2013 (subsequent to the date of financial statements), whereas the 44,169,231 shares issued in connection with the merger are treated as having been issued since inception for all periods presented.

All reference to common stock shares and per share amounts have been retroactively restated to effect the reverse merger as if the transaction had taken place as of the beginning of the earliest period presented.

Prior to the closing of the merger, USG1 had 6,600,000 shares of common stock issued and outstanding which were treated as having been issued as of February 11, 2013.

In February 2013, in connection with the reverse merger transaction, the Company issued an aggregate of 44,169,231 shares of its common stock in exchange for existing shares of Canwealth Delaware, which are treated as having been issued since inception for all periods presented.

As of December 31, 2012 and 2011, there were 44,169,231 shares of common stock issued and outstanding.

NOTE 7 - RELATED PARTY TRANSACTIONS

Mr. Garth McIntosh, the Company’s Chairman of the Board, Chief Executive Officer and President, is also a majority shareholder of ICBS Ltd. which is the largest shareholder of Canwealth Minerals Corporation. As of December 31, 2012 and 2011, the Company has taken loans from shareholders of $80,474 and $90,984, respectively. No formal repayment terms or arrangements existed. The above loans are non-interest bearing and payable on demand.

ICBS Ltd. has given a loan to the Company and also transferred the assets worth $51,960 as of December 31, 2012. As of December 31, 2012, the Company acquired intangible asset of $13,138 through loans from related parties.

NOTE 8 – CONVERTIBLE NOTE PAYABLE

On October 20, 2012, the Company entered into an agreement with a third party non-affiliate to a 20% interest bearing convertible note for CAD20,000 ($20,102) due on January 20, 2013, with the conversion features commencing immediately. The note is convertible into 100,000 shares of common stock of the Company.

As of December 31, 2012, the balance in the note and accrued interest was $20,102 and $4,000, respectively. There was no such convertible note outstanding as of December 31, 2011.

Subsequent to the date of the financial statements, on May 11, 2013, the note was extended to June 30, 2013.

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
Notes to Financial Statements
December 31, 2012 and 2011

NOTE 9 – INCOME TAXES

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes include, but not limited to, accounting for intangibles, debt discounts associated with convertible debt, equity based compensation and depreciation and amortization.

At December 31, 2012, the Company has available for federal income tax purposes a net operating loss carry forward of approximately $196,000, which expires in the year 2032, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Based upon the change in ownership rules under section 382 of the Internal Revenue Code of 1986, if in the future the Company issues common stock or additional equity instruments convertible in common shares which result in an ownership change exceeding the 50% limitation threshold imposed by that section, all of the Company’s net operating losses carry forwards may be significantly limited as to the amount of use in a particular years. All or portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits.

At December 31, 2012, the significant components of the deferred tax assets (liabilities) are summarized below:

Net operating loss carry forwards expiring through 2032	$196,000

Tax Asset	39,200
Less valuation allowance	(39,200)
Balance	$—

Net operating loss carry forwards 2012 (estimated)	$196,000
Balance	$196,000

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expenses. As of December 31, 2012, the Company has no unrecognized tax benefit from uncertain tax positions, including interest and penalties.

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

Statutory federal (CDN) income tax rate	11.0%
Provincial (CDN) income taxes and other	9.0%

Effective tax rate	20.0%

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
Notes to Financial Statements
December 31, 2012 and 2011

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

Deferred Tax Asset: (Liability)

Net operating loss carry forward	$196,000
Subtotal	196,000
Valuation allowance	(196,000)

Net Deferred Tax Asset (Liability)	$—

NOTE 10- COMMITMENTS AND CONTINGENCIES

Operating lease

The Company does not currently lease facilities.

Litigation

The Company may be subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity. The Company had no pending legal proceedings or claims other than described above as of December 31, 2012.

 CANWEALTH MINERALS CORPORATION
 (An Exploratory Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalent	$4,207	$424
Other current assets	-	3,601
Total current assets	4,207	4,025

Property and equipment	46,644	51,960

Other assets:
Intangible assets	23,688	13,138
Total other assets	23,688	13,138

Total assets	$74,539	$69,123

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$201,985	$165,712
Convertible note payable	19,396	20,102
Loans from non-related parties	39,722	-
Loans from related parties	67,672	80,474
Total current liabilities	328,775	266,288

Commitments and contingencies	-	-

Stockholders' deficit:
Preferred stock; $0.0001 par value, 20,000,000 shares authorized, none issued and outstanding as of September 30, 2013 and December 31, 2012	-	-
Common stock; $0.0001 par value, 100,000,000 shares authorized
50,769,231 and 44,169,231 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	5,077	4,417
Additional paid in capital	6,041	-
Other comprehensive income (loss)	5,788	(795)
Deficit accumulated during the exploratory stage	(271,142)	(200,787)
Total stockholders' deficit	(254,236)	(197,165)

Total liabilities and stockholders' deficit	$74,539	$69,123

The accompanying notes are an integral part of these interim unaudited condensed consolidated financial statements

CANWEALTH MINERALS CORPORATION
 (An Exploratory Stage Company)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the nine months ended September 30, 2013	For the nine months ended September 30, 2012	For the period February 1, 2006 (date of inception) through September 30, 2013
Revenue	$-	$-	$-

OPERATING EXPENSES:
Selling, general and administrative	60,547	27,248	252,742
Total operating expenses	60,547	27,248	252,742
Loss from operations	(60,547)	(27,248)	(252,742)
OTHER INCOME (EXPENSE):
Interest (expense) income	(628)	(57)	(4,904)

Loss before provision for income taxes	(61,175)	(27,305)	(257,646)
Provision for income taxes :
Current	-	-	-
Deferred	-	-	-
Total income taxes	-	-	-

NET LOSS	$(61,175)	$(27,305)	$(257,646)
Loss per common share, basic and diluted	$(0.00)	$(0.00)

Weighted average shares, basic and diluted	50,769,231	44,169,231

Comprehensive loss:
Net loss	(61,175)	(27,305)	(257,646)
Cumulative translation gain (loss)	6,583	(2,216)	5,788

Comprehensive loss	$(54,592)	$(29,521)	$(251,858)

The accompanying notes are an integral part of these interim unaudited condensed consolidated financial statements

CANWEALTH MINERALS CORPORATION
 (An Exploratory Stage Company)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

	For the three months ended September 30, 2013	For the three months ended September 30, 2012
Revenue	$-	$-

OPERATING EXPENSES:
Selling, general and administrative	20,499	26,801
Total operating expenses	20,499	26,801
Loss from operations	(20,499)	(26,801)
OTHER INCOME (EXPENSE):
Interest (expense) income	(30)	(18)

Loss before provision for income taxes	(20,529)	(26,819)
Provision for income taxes :
Current	-	-
Deferred	-	-
Total income taxes	-	-

NET LOSS	$(20,529)	$(26,819)
Loss per common share, basic and diluted	$(0.00)	$(0.00)

Weighted average shares, basic and diluted	50,769,231	44,169,231

Comprehensive loss:
Net loss	(20,529)	(26,819)
Cumulative translation gain (loss)	(1,109)	4

Comprehensive loss	$(21,638)	$(26,815)

The accompanying notes are an integral part of these interim unaudited condensed consolidated financial statements

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’
DEFICIT
For the Period February 1, 2006 (date of inception) through September 30, 2013

	Common Stock				(Deficit) Accumulated During Exploratory Stage
	Shares	Amount	Additional paid in capital	Other comprehensive income		Total
Balance at date of inception, February 1, 2006	-	$-	$-	$-	$-	$-
Issuance of shares for seed capital	44,169,231	4,417	-	-	(4,317)	100
Cumulative translation gain	-	-	-	25	-	25
Net loss	-	-	-	-	(262)	(262)
Balance, December 31, 2009	44,169,231	4,417	-	25	(4,579)	(137)
Cumulative translation gain	-	-	-	209	-	209
Net loss for the year ended December 31, 2010	-	-	-	-	(8,527)	(8,527)
Balance, December 31, 2010	44,169,231	4,417	-	234	(13,106)	(8,455)
Cumulative translation gain	-	-	-	295	-	295
Net loss for the year ended December 31, 2011	-	-	-	-	(18,620)	(18,620)
Balance, December 31, 2011	44,169,231	4,417	-	529	(31,726)	(26,780)
Cumulative translation loss	-	-	-	(1,324)	-	(1,324)
Net loss	-	-		-	(169,061)	(169,061)
Balance, December 31, 2012	44,169,231	4,417	-	(795)	(200,787)	(197,165)
Effect of reverse acquisition, February 11, 2013	6,600,000	660	-	-	(9,180)	(8,520)
Capital contribution	-	-	6,041	-	-	6,041
Foreign currency translation gain	-	-	-	6,583	-	6,583
Net loss for nine months ended September 2013	-	-	-	-	(61,175)	(61,175)

Balance September 30, 2013	50,769,231	$5,077	$6,041	$5,788	$(271,142)	$(254,236)

The accompanying notes are an integral part of these interim unaudited condensed consolidated financial statements

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30, 2013	For the nine months September 30, 2012	For the period February 1, 2006 (date of inception) through September 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES :
Net loss	$(61,175)	$(27,305)	$(257,646)
Adjustments to reconcile net loss to net cash used in operating activities:
Operating expenses incurred by related parties on behalf of the Company	-	3,292	28,056
Changes in operating assets and liabilities:
Other current assets	3,601	(224)	-
Accounts payable and accrued liabilities	27,672	26,397	193,384

Net cash (used in) provided by operating activities	(29,902)	2,160	(36,206)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-	-
CASH FLOWS FROM FINANCING ACTIVITES:
Cash acquired on acquisition	82	-	82
Proceeds from issuance of convertible note payable	-	-	20,102
(Repayment of) proceeds from related party loans	(18,018)	-	(29,571)
Proceeds from advances from others	39,722	-	39,722
Capital contribution	6,041	-	6,142
Net cash provided by financing activities	27,827	-	36,477

Effect of foreign exchange gain (loss)	5,858	(2,216)	3,936

Net increase (decrease) in cash and cash equivalents	3,783	(56)	4,207

Cash and cash equivalents at beginning of period	424	57	-

Cash and cash equivalents at end of period	$4,207	$1	$4,207

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$-	$-	$-
Cash paid during the period for income taxes	$-	$-	$-

	For the nine months ended September 30, 2013	For the nine months September 30, 2012	For the period February 1, 2006 (date of inception) through September 30, 2013
NON CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment purchased through loans from related Parties	$-	$522	$50,833
Intangible assets purchased through loans from related parties and others	$10,550	$770	$23,688
Recapitalization effect on reverse acquisition	$9,180	$-	$13,497
Sale of property and equipment to related party	$5,334	$-	$5,334

The accompanying notes are an integral part of these interim unaudited condensed consolidated financial statements .

CANWEALTH MINERALS CORPORATION
(An Exploratory Stage Company)
Notes to Interim Unaudited Condensed Consolidated Financial Statements
September 30, 2013

NOTE 1 - NATURE OF OPERATIONS

Canwealth Minerals Corporation (the “Company”) was organized on February 1, 2006 under the laws of the Canada Business Corporations Act.

Canwealth’s mission is to explore and develop the mining claims it has registered in various areas of Northern Quebec, which based on assay reports of preliminary surface samples taken from these sites, has shown to contain traces of various elements such as gold, silver, copper, rare earth elements and other such minerals.

The Company, when presented with the opportunity to do so, will seek to register additional land claims in other regions of Quebec, however it is not limited to only that region of North America, or any other area where opportunities may present themselves.  Upon entering into agreements to acquire concessions, the Company will market the properties to mining companies and other interested parties.

The Company’s fiscal year end is December 31.

The Company is in the exploratory stage as defined by Accounting Standards Codification subtopic 915-10  Development Stage Entities  (“ASC 915-10”) with its efforts principally devoted to developing a platform of prime quality energy assets. To date, the Company has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception through September 30, 2013, the Company has accumulated deficit during exploratory stage of $254,236. The Company also owns, as of September 30, 2013, mining equipment with an associated cost of $46,644 and mining claims at a cost of $23,688.

NOTE 2 - MERGER AND RECAPITALIZATION

On August 10, 2012, USG1, Inc., a Delaware corporation (“USG1”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Canwealth Minerals Corporation, a Delaware corporation (“Canwealth Delaware”), and Kimi Royer as representative of the USG1 stockholders, pursuant to which Canwealth Delaware agreed to merge with and into USG1 at the closing.  The merger contemplated by the Merger Agreement was consummated on February 11, 2013. Upon the closing, the existing shares of Canwealth Delaware common stock were converted into 44,169,231 shares of USG1 common stock, representing 87% of the issued and outstanding shares of USG1 common stock immediately following the effective date. The existing USG1 stockholders continued to hold 6,600,000 shares of USG1 common stock, representing 13% of the issued and outstanding shares of USG1 common stock immediately following the effective date. As consideration for the merger, Canwealth Delaware shall pay the stockholder representative of USG1 an aggregate of Fifty Thousand Dollars ($50,000) (the "Merger Consideration"), who shall be solely responsible to distribute such Merger Consideration among the non-dissenting stockholders of USG1 on a pro rata basis relative to the number of shares of USGI Stock held by each such non-dissenting stockholder prior to the merger. The Merger Consideration shall be paid by Canwealth Delaware as follows:

(A)   Ten Thousand Dollars ($10,000) shall be payable upon a Registration Statement on Form S-1 filed by the surviving company of the merger being declared effective by the Securities and Exchange Commission; and

(B)   Forty Thousand Dollars ($40,000) shall be payable upon (i) the filing of a Form 15c2-11 by the surviving company of the merger and (ii) the shares of the surviving company stock being actively traded on a stock exchange or quotation service.

Prior to the merger, the stockholders of Canwealth Minerals Corporation, a company organized on February 1, 2006 under the laws of the Canada Business Corporations Act (“Canwealth Quebec”), contributed their shares of Canwealth Quebec to Canwealth Delaware in exchange for shares of Canwealth Delaware common stock. As a result of the foregoing, Canwealth Quebec is a wholly-owned subsidiary of Canwealth Delaware. Following the merger, USG1 succeeded to the mining business and operations of Canwealth Quebec.

Prior to the merger, there were no material relationships between USG1 and Canwealth Delaware or Canwealth Quebec or between Company’s respective affiliates, directors or officers. All USG1 pre-merger liabilities were settled prior to closing. Upon the effectiveness of the merger, the existing directors and officers of USG1 each resigned and Garth McIntosh was elected as the sole officer and director of USG1.

Contemporaneously with the merger, the corporate name “USG1, Inc.” was changed to “Canwealth Minerals Corporation”. As a result of the merger, Canwealth Quebec became a wholly-owned subsidiary of Canwealth Minerals Corporation (Delaware) and, accordingly, USG1 succeeded to the mining business and operations of the Canwealth entities.

Subsequent to the merger agreement, the members of Canwealth Delaware owned 50,769,231 (87%) of shares of USG1 common stock, effectively obtaining operational and management control of USG1. USG1 was a publicly registered corporation with no significant operations prior to the merger. For accounting purposes, Canwealth Delaware was the surviving entity of the merger. The merger was accounted for using the purchase method of accounting. As a result of the recapitalization and change in control, Canwealth Delaware was the acquiring entity in accordance with ASC 805, Business Combinations. The accumulated losses of Canwealth Delaware were carried forward after the completion of the Merger. Operations prior to the Merger were those of Canwealth Delaware.

Due to a conflict of interest, on November 24, 2012, one of the shareholders and directors of the Corporation sold his 20% interest back to the Corporation for $20 and he resigned from his position on the Board of Directors, all in accordance with agreements signed by all shareholders and directors of the Company. The remaining shareholders and directors approved the transaction on behalf of the Company. These 20 shares were re-issued to the remaining shareholders in accordance with their respective percentage interests in the Company.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies applied in the presentation of financial statements are as follows:

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. There was no effect of implementing 605-25 on the Company's financial position and results of operations.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reported period. Actual results could differ materially from the estimates.

Cash and Cash Equivalent

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At September 30, 2013 cash consists of a checking account.

Mine Exploration and Development Costs

The Company accounts for mine exploration costs in accordance with Accounting Standards Codification 932,  Extractive Activities. All exploration expenditures are expensed as incurred. Mine development costs are capitalized until production, other than production incidental to the mine development process, commences and are amortized on a units of production method based on the estimated proven and probable reserves. Mine development costs represent costs incurred in establishing access to mineral reserves and include costs associated with sinking or driving shafts and underground drifts, permanent excavations, roads and tunnels. The end of the development phase and the beginning of the production phase takes place when construction of the mine for economic extraction is substantially complete. Coal extracted during the development phase is incidental to the mine’s production capacity and is not considered to shift the mine into the production phase. Amortization of capitalized mine development is computed based on the estimated life of the mine and commences when production, other than production incidental to the mine development process, begins. From February 1, 2006 (date of inception) through September 30, 2013, the Company had not incurred any mine development costs.

Mine Properties

The Company accounts for mine properties in accordance with Accounting Standard Codification 930, Extractive Activities-Mining. Costs of acquiring mine properties are capitalized by project area upon purchase of the associated claims. Mine properties are periodically assessed for impairment of value and any diminution in value. There were five mineral properties as of September 30, 2013 presented as intangible assets of $23,688. Many of the Company’s claims on mineral properties lapsed, resulting from the Company’s inability to perform the requisite exploration work within the initial two-year term due to a lack of sufficient funding. The Company elected not to re-acquire many of these mining claims because the land underlying certain claims on mineral properties was designated for other uses by the Quebec government which prohibited or significantly restricted mining activities, or because the Company otherwise believed that exploration of such property would not be desirable. Although the Company re-acquired many of the lapsed mining claims, the number of mineral properties was reduced from nine to five properties as of September 30, 2013.

 Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes consist primarily of timing differences such as deferred officers’ compensation and stock compensation accounting versus tax differences.

Net Loss Per Share, basic and diluted

The Company has adopted Accounting Standards Codification Subtopic 260-10, Earnings Per Share (“ASC 260-10) specifying the computation, presentation and disclosure requirements of earning per share information. Basic loss per share has been computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. There were no diluted shares as of September 30, 2013 and 2012.

Derivative Instruments

The Company accounts for derivative instruments in accordance with Accounting Standards Codification 815,  Derivatives and Hedging (“ASC 815”),  which     establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

At September 30, 2013 and December 31, 2012, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Fair Value of Financial Instruments

The Company's financial instruments, as defined by Accounting Standard Codification subtopic 825-10, Financial Instrument (“ASC 825-10), include cash, accounts payable and convertible note payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at September 30, 2013.

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;
Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions

The Company does not have any assets or liabilities measured at fair value on a recurring basis at September 30, 2013 and December 31, 2012. The Company did not have any fair value adjustments for assets and liabilities measured at fair value on a nonrecurring basis during the year ended September 30, 2013 and December 31, 2012.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency of Canwealth is the Canadian Dollar (“CAD”). For financial reporting purposes, CAD were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in the results of operations. There has been no significant fluctuation in the exchange rate for the conversion of CAD to USD after the balance sheet date.

The Company uses Accounting Standard Codification 220 “Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the three and nine months ended September 30, 2013 and 2012 and for the period February 1, 2006 (date of inception) through September 30, 2013 consisted of net income and foreign currency translation adjustments.

The exchange rates used to translate amounts in CAD into USD for the purposes of preparing the financial statements were as follows:

	Sept 30, 2013	December 31, 2012	Sept 30, 2012
Period-end CAD: USD exchange rate	$0.9698	$1.0051	$0.9996
Average Period CAD: USD exchange rate	$0.9971	$1.0040	$0.9783

Stock Based Compensation

The Company follows Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires that all share-based payments to both employees and non-employees be recognized in the income statement based on their fair values.

As of September 30, 2013 and December 31, 2012, the Company did not have any issued or outstanding stock options.

Concentration and Credit Risk

The Company’s principal operations are all carried out in Canada. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in Canada, and by the general state of Canadian economy.  The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company did not incur any research and development expenses from February 1, 2006 (date of inception) through September  30, 2013.

Reliance on Key Personnel and Consultants

The Company employs one executive officer, Garth McIntosh. The Company is heavily dependent on the continued active participation of Mr. McIntosh and key consultants. The loss of Mr. McIntosh or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

Reclassification

Certain reclassifications have been made to prior periods’ data to conform to the current period’s presentation. These reclassifications had no impacts on the reported net loss.

Impact of New Accounting Standards

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its unaudited condensed consolidated financial statements.

NOTE 4 - GOING CONCERN MATTERS

The accompanying unaudited condensed consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern. As of September 30, 2013, the Company has a deficit accumulated during exploration stage of $271,142 and has incurred significant operating losses and negative cash flows. For the nine months ended September 30, 2013, the Company sustained a net loss of $61,175 compared to a net loss of $27,305 for the nine months ended September 30, 2012. The Company will need additional financing which may take the form of equity or debt and the Company has converted certain liabilities into equity. In the event the Company are not able to increase its working capital, the Company will not be able to implement or may be required to delay all or part of its business plan, and its ability to attain profitable operations, generate positive cash flows from operating and investing activities and materially expand the business will be materially adversely affected. The accompanying unaudited condensed consolidated financial statements do not include any adjustments relating to the classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

The Company is seeking to raise capital through its initial public offering and through other potential financings and business opportunities. The Company’s goal is to raise the initial funding of approximately $15,000,000 to enable it to fund its operations for the next twelve months and beyond. These operations will be to engage a team of mining specialists and geologists, further develop the mining claims that the Company already owns, and to perform additional tests on existing claims to determine an overall strategy or mining plan. The amount of money raised will determine how long the Company will continue as a going concern.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2013 and December 31, 2012 are as follows:

	September 30, 2013	December 31, 2012
Mining machinery and equipment	$46,644	$51,960
Total	$46,644	$51,960

No depreciation has been charged for the nine months ended September 30, 2013 and 2012, since the Company is in assembly and testing mode, not in operations.

The above assets has been transferred from ICBS Ltd, a related party (refer note 7).

During the three and nine months ended September 30, 2013, the Company sold assets of $5,334 to ICBS Ltd (refer note 7).

NOTE 6 - CAPITAL STOCK

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock, par value of $0.0001.

As of September 30, 2013 and December 31, 2012, no preferred stock was issued and outstanding.

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock with par value of $0.0001 per share.

As noted earlier, on February 11, 2013, the Company consummated the transactions contemplated by the Merger Agreement that resulted in a reverse merger and a change in control of the Company. The shares of the Company outstanding prior to the closing of the merger are treated as having been issued as of that date, whereas the shares issued in connection with the merger are treated as having been issued since inception for all periods presented.

All reference to common stock shares and per share amounts have been retroactively restated to effect the reverse merger as if the transaction had taken place as of the beginning of the earliest period presented.

Prior to the merger, USG1 had 6,600,000 shares of common stock issued and outstanding.

During the nine months ended September 30, 2013, the Company received a capital contribution of $6,041.

In February 2013, in connection with the reverse merger transaction, the Company issued an aggregate of 44,169,231 shares of its common stock in exchange for existing shares of Canwealth Delaware.

As of September 30, 2013 and December 31, 2012, there were 50,769,231 and 44,169,231 shares of common stock issued and outstanding, respectively.

NOTE 7 - RELATED PARTY TRANSACTIONS

Mr. Garth McIntosh, the Company’s Chairman of the Board, Chief Executive Officer and President, is also a majority shareholder of ICBS Ltd. which is the largest shareholder of Canwealth Minerals Corporation. As of September 30, 2013 and December 31, 2012, the Company has taken loans from shareholders of $67,672 and $80,474, respectively. No formal repayment terms or arrangements existed. The above loans are non-interest bearing and payable on demand.

ICBS Ltd. gave a loan to the Company and also transferred assets worth $46,644 (net of sale to ICBS Ltd. of $5,334 during the nine months ended September 30, 2013) as of September 30, 2013. As of September 30, 2013, the Company acquired intangible assets of $23,688 through loans from related parties.

NOTE 8 – CONVERTIBLE NOTE PAYABLE

On October 20, 2012, the Company received a CAD20,000 (US$20,102) loan from a non-affiliate which was evidenced by a convertible promissory note due on January 20, 2013 (on May 11, 2013, the maturity date was extended to December 31, 2013).  This promissory note bears interest at a rate of 20% per annum and is immediately convertible into 100,000 shares of common stock of the Company.

As of September 30, 2013 and December 31, 2012, the principal balance of the convertible promissory note was $19,396 and $20,102, respectively, and accrued interest was $4,000 and $4,000, respectively.

NOTE 9- LOAN FROM NON-RELATED PARTIES

During the nine months ended September 30, 2013, the Company received advances from a non-affiliate of $28,550. As of September 30, 2013, the outstanding balance of such advances was $26,145. The above advances are non-interest bearing and payable on December 31, 2013.

NOTE 10 – NOTE FROM AGENT OF THE COMPANY

On August 26, 2013, the Company issued a promissory note in the principal amount of CAD14,000 (US$13,577) to an agent of the Company as consideration for the re-acquisition by the Company of 140 mining claims which previously lapsed.  The promissory note is non-interest bearing and has a maturity date of August 26, 2014.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Operating lease

The Company does not currently lease facilities.

Litigation

The Company may be subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity. The Company had no pending legal proceedings or claims other than described above as of September 30, 2013.

NOTE 12 – SUBSEQUENT EVENTS

On November 1, 2013, the Company issued a promissory note in the principal amount of CAD2,200 (US$2,134) to an agent of the Company as consideration for the transfer of 22 mining claims to the Company.  The promissory note is non-interest bearing and has a maturity date of November 1, 2014.

CANWEALTH MINERALS CORPORATION

PRELIMINARY PROSPECTUS

Up to 15,000,000 Shares

Common Stock

____________________, 2013

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The registrant estimates that expenses payable by the registrant in connection with the offering described in this registration statement will be as follows:

SEC registration fee	$2,046
Legal fees and expenses	$100,000
Accounting fees and expenses	$12,500
Miscellaneous	$10,454
Total	$125,000

Item 14.  Indemnification of Directors and Officers

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to such corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director or executive officer.

Our Articles of Incorporation and Bylaws

Our certificate of incorporation provides for indemnification of our directors, officers, agents and employees to the fullest extent permitted by the DGCL.  Our bylaws provide that, to the extent permitted by applicable law, we will generally indemnify any director, officer, agent or employee of the Company for judgments, fines, amounts paid in settlement or expenses (including attorneys’ fees) actually and reasonably incurred by such indemnified person, provided he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, he or she had no reason to believe his or her conduct was unlawful.

Item 15.  Recent Sales of Unregistered Securities

For each of the following transactions, we relied upon the exemptions from registration provided by 4(2) of the Securities Act and Rule 506 promulgated thereunder, based upon (i) the fact that each investor was an accredited or sophisticated investor with experience in investing in securities such that it could evaluate merits and risks related  to our securities; (ii) that no general solicitation of the securities was made by us; (iii) the securities issued were “restricted securities” as that term is defined under Rule 144 promulgated under the Securities Act; and (iv) we placed appropriate restrictive legends on the certificates representing the securities regarding the restricted nature of these securities.

On February 11, 2013, the merger contemplated by the Merger Agreement dated August 10, 2012, among USG1, Inc., Canwealth Delaware and Kimi Royer (as representative of the USG1 stockholders) was consummated.  Upon the closing, the existing shares of Canwealth Delaware common stock converted into 44,169,231 shares of USG1 common stock. The shares were issued upon reliance on the exemption from the registration requirements of the Securities Act provided in Section 4(2) thereof.

Item 16.   Exhibits and Financial Statement Schedules

The following Exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

3.1	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, filed on October 26, 2011.

3.2	By-Laws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10, filed on October 26, 2011.

3.3	Specimen stock certificate of the Registrant, incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 10, filed on October 26, 2011.

3.4	Certificate of Merger, incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed February 15, 2013.

5.1	Opinion of Westerman Ball Ederer Miller & Sharfstein, LLP.*

10.1
Agreement and Plan of Merger, dated August 10, 2012, by and among Canwealth Minerals Corporation, USG1, Inc. and Kimi Royer, as representative of the USG1 Stockholders, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on August 14, 2012.

10.2	First Amendment to Agreement and Plan of Merger, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed February 15, 2013.

10.3	Second Amendment to Agreement and Plan of Merger, incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed February 15, 2013.

16.1
Letter of KCCW Accountancy Corp. to the Securities and Exchange Commission regarding change in independent registered accounting firm, incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K, filed April 12, 2013.

21.1	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form S-1, filed on July 8, 2013.

23.1	Consent of RBSM, LLP*

24.1	Powers of Attorney (included in signature page to this Registration Statement).

* Filed herewith

Item 17.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining liability under the Securities Act to any purchaser:

(i)  If the Registrant is relying on Rule 430B:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) As part of a registration statement relating to an offering, other than registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Canada, on November 26, 2013.

CANWEALTH MINERALS CORPORATION

By:	/s/ Garth McIntosh
Garth McIntosh
Chief Executive Officer and Chief Financial Officer

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Garth McIntosh as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons on November 26, 2013 in the capacities stated:

Name	Title

/s/ Garth McIntosh	Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), and Sole Director
Garth McIntosh

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, filed on October 26, 2011.

3.2	By-Laws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10, filed on October 26, 2011.

3.3	Specimen stock certificate of the Registrant, incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 10, filed on October 26, 2011.

3.4	Certificate of Merger, incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed February 15, 2013.

5.1	Opinion of Westerman Ball Ederer Miller & Sharfstein, LLP.*

10.1
Agreement and Plan of Merger, dated August 10, 2012, by and among Canwealth Minerals Corporation, USG1, Inc. and Kimi Royer, as representative of the USG1 Stockholders, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on August 14, 2012.

10.2	First Amendment to Agreement and Plan of Merger, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed February 15, 2013.

10.3	Second Amendment to Agreement and Plan of Merger, incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed February 15, 2013.

16.1
Letter of KCCW Accountancy Corp. to the Securities and Exchange Commission regarding change in independent registered accounting firm, incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K, filed April 12, 2013.

21.1	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form S-1, filed on July 8, 2013.

23.1	Consent of RBSM, LLP*

24.1	Powers of Attorney (included in signature page to this Registration Statement).

* Filed herewith